Exhibit 10.9

Execution Version

CONTRIBUTION AGREEMENT

BY AND AMONG

PROFICIENT AUTO LOGISTICS, INC.,

LEONEL MUNOZ,

RAMON MUNOZ

AND

TRIBECA TRUCK LEASING LLC

Dated as of December 21, 2023

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT is made as of December 21, 2023, by and among Proficient Auto Logistics, Inc., a Delaware corporation (“Purchaser”), Leonel Munoz (“Leo”), Ramon Munoz (“Ray”; together with Leo, “Sellers” and each a “Seller”), and Tribeca Truck Leasing LLC, a New Jersey limited liability company (the “Company”).

Each of Purchaser, the Company and Sellers are each sometimes referred to in this Agreement as a “Party,” and collectively as the “Parties.” Certain capitalized terms used in this Agreement have the meanings set forth in Annex I.

PRELIMINARY STATEMENTS

A. Sellers directly own beneficially and of record all of the issued and outstanding membership interests, all of which are uncertificated (the “Contributed Membership Interests” and each a “Contributed Membership Interest”), of the Company which constitute all of the issued and outstanding Equity Interests of the Company.

B. Sellers desire to contribute to Purchaser the Contributed Membership Interests, in exchange for the Consideration concurrently with and as part of an underwritten initial public offering (“IPO”) of Purchaser Common Stock.

C. It is intended that the contribution of the Contributed Membership Interests by Seller to Purchaser shall be treated as a contribution pursuant to Section 351(a) of the Code, for U.S. federal income Tax purposes and, as applicable, state, and local income Tax purposes.

D. Concurrently with this Agreement, Purchaser and/or one of its Subsidiaries is entering into certain agreements (the “Combination Agreements”) for the combination of several companies, or the purchase of the equity interests of several companies (each a “Combining Company” and collectively, the “Combining Companies”) engaged in the business of auto transportation services by truck (collectively, the “Combined Business”), in exchange for cash and/or shares of Purchaser Common Stock (as defined below) (the “Combined Consideration”). Sellers, the Company and certain other Affiliates of such Parties are collectively engaged, directly or indirectly, in the Combined Business (the business operated by each of them, a “Business”).

E. Concurrently with the closing of an IPO of shares of Purchaser common stock (“Purchaser Common Stock”) and as part of a single transaction that includes the IPO, the shareholders or other equity interest holders of each Combining Company will transfer to Purchaser and / or one or more of Purchaser’s Subsidiaries, in exchange for the Combined Consideration, all of the stock of or other equity interests in certain of the Combining Companies (such transactions, together with the IPO and the Transactions, the “Combination Transactions”).

F. The contemplated IPO and Combination Transactions will be described in a registration statement on Form S-1 that Purchaser will file with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act, to be declared effective by the SEC prior to the commencement of sales of Purchaser Common Stock in the IPO (the “Registration Statement”).

G. Purchaser expects to file the Registration Statement with the SEC as promptly as practicable following the completion of an audit of the financial statements of the Company and the other Combining Companies.

H. The board of directors of the Company has (a) approved and adopted this Agreement and declared its advisability and approved the Transactions, and (b) resolved to recommend to Sellers the approval and adoption of this Agreement and the Transactions by Sellers.

I. Unless otherwise expressly provided in this Agreement, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in Annex I.

J. Concurrently with this Agreement, Parent and each Seller have entered into a Lock-Up Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements contained in this Agreement, Sellers, the Company and Purchaser agree as follows:

ARTICLE I
CONTRIBUTION of the CONTRIBUTED MEMBERSHIP Interests; CLOSING

Section 1.1 Contribution of the Contributed Membership Interests. On the terms and subject to the conditions contained in this Agreement, at the Closing, Sellers shall contribute to Purchaser, and Purchaser shall receive from Sellers, all of Sellers’ right, title, and interest in and to the Contributed Membership Interests, free and clear of any Lien (other than restrictions on transfer imposed under applicable securities Laws), in exchange for the Consideration, as it may be adjusted pursuant to ARTICLE II.

Section 1.2 Closing. The consummation of the Transactions (the “Closing”) shall take place concurrently with the closing of the IPO. The Closing shall occur by conference call among the Parties and by the mutual exchange of signature pages delivered by email on the date that is two (2) Business Days after the date on which each of the conditions set forth in ARTICLE VII has been satisfied or, if permitted, waived by the Party entitled to the benefits of such condition (other than any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions on the Closing Date or waiver by the Party entitled to the benefits of such conditions), or at such other place and at such other time as Purchaser and Sellers may mutually agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Payments by Purchaser. At the Closing, Purchaser shall:

(a) provide evidence in form and substance reasonably satisfactory to Sellers of the issuance of, in the form of Book-Entry Shares, the number of shares of Purchaser Common Stock equal to the Estimated Consideration minus the Holdback Shares;

(b) pay cash in lieu of any fractional share of Purchaser Common Stock that Sellers have the right to receive pursuant to Section 2.4;

(c) pay the applicable Persons identified in the pay-off letters delivered by Sellers pursuant to Section 1.5(g) the respective amounts of the Closing Date Indebtedness (other than Equipment and Truck Indebtedness incurred on or prior to the Closing Date), set forth in such pay-off letters, by wire transfer of immediately available funds to the account designated in each such pay-off letter;

(d) pay any unpaid Transaction Expenses in each case to the respective counterparties in full satisfaction thereof, as identified in the invoices delivered by Sellers pursuant to Section 1.5(c), and as set forth in the Estimated Closing Statement by wire transfer of immediately available funds to the account or accounts designated in each such invoice or the Estimated Closing Statement; and

(e) deposit the Holdback Shares, subject to Section 9.12, into the escrow account maintained by an escrow agent that is mutually agree by the Parties for a term of eighteen (18) months to secure the indemnification obligations of Sellers under this Agreement and be available in connection with certain post-Closing adjustments to the Consideration, if any, as determined in accordance with Section 2.3.

Section 1.4 Deliveries by Purchaser. In addition to the payments by Purchaser to be made pursuant to Section 1.3 above, at or prior to the Closing, Purchaser shall deliver, or cause to be delivered, to Sellers each of the following, as applicable:

(a) each Related Agreement to which Purchaser is a party, executed by such Party;

(b) a certificate, dated as of the Closing Date and executed by an officer of Purchaser, certifying as to the satisfaction of the conditions set forth in Section 7.3(a) and Section 7.3(b); and

(c) a certificate, dated as of the Closing Date and executed by the secretary or an assistant secretary (or similar officer) of Purchaser, certifying as to (i) the resolutions approved by the board of directors (or similar governing body) of Purchaser authorizing the execution, delivery, and performance by Purchaser of this Agreement and its Related Agreements and the consummation by Purchaser of the Transactions and (ii) the names and signatures of the officers of Purchaser authorized to execute this Agreement, its Related Agreements, and the other documents to be delivered by Purchaser under this Agreement and its Related Agreements.

Section 1.5 Deliveries by Sellers. Unless otherwise stated below, at or prior to the Closing, Sellers shall deliver, or cause to be delivered, to Purchaser each of the following:

(a) an Assignment of Contributed Membership Interests, executed in blank by each respective Seller;

(b) each Related Agreement to which a Seller and/or the Company is a party, executed by such Seller and the Company, as applicable;

(c) an invoice from each Person (other than any employee) to whom any amount of the Transaction Expenses is owed, indicating the aggregate amount of Transaction Expenses owed to such Person;

(d) a certificate of good standing of the Company, issued as of a date not more than five (5) Business Days prior to the Closing Date by the Secretary of State of the State of New Jersey;

(e) a properly completed and executed IRS Form W-9 from each Seller dated as of the Closing Date;

(f) letters of resignation from each individual requested by Purchaser pursuant to Section 5.10;

(g) final pay-off letters and UCC-3 termination statements and other Lien terminations or releases (including Intellectual Property security interest releases in form and substance necessary for recordation in the United States Patent and Trademark Office, United States Copyright Office, or any other similar Governmental Authority), in each case in form and substance reasonably satisfactory to Purchaser, from each Person to whom any amount of the Closing Date Indebtedness (other than Equipment and Truck Indebtedness incurred on or prior to the Closing Date), is owed, evidencing the satisfaction in full of all such Closing Date Indebtedness and the release or termination (or willingness to so release) of all Liens relating to such Closing Date Indebtedness, excluding Equipment and Truck Indebtedness incurred on or prior to the Closing Date;

(h) the written Consents set forth on Schedule 1.5(h), in each case in form and substance reasonably satisfactory to Purchaser;

(i) documentation, in form and substance reasonably satisfactory to Purchaser, evidencing the termination, in accordance with Section 5.9, of all intercompany Contracts and relationships (excluding the Contracts, if any, for Equipment and Truck Indebtedness incurred on or prior to the Closing Date between the Company, on the one hand, and its Affiliate, Tribeca Automotive, on the other hand) and the release of the Company from all Liability thereunder;

(j) a certificate, dated as of the Closing Date and executed by an officer of the Company, certifying as to the satisfaction of the conditions set forth in Section 7.2(a), Section 7.2(b), and Section 7.2(c);

(k) a certificate, dated as of the Closing Date and executed by the secretary or an assistant secretary (or similar officer) of the Company, certifying as to (i) no amendments to the certificate of formation of the Company since the date of filing referenced in a copy of the certificate of formation of the Company, certified as of a date not more than ten (10) Business Days prior to the Closing Date by the Secretary of State of the State of New Jersey, to be attached to such certificate as an exhibit, (ii) the bylaws of the Company, (iii) the resolutions approved by Sellers in accordance with applicable Law, authorizing the execution, delivery, and performance by the Company of this Agreement and its Related Agreements and the consummation by the Company of the Transactions and (iv) the names and signatures of the officers of the Company authorized to execute this Agreement, its Related Agreements, and the other documents to be delivered by the Company under this Agreement and its Related Agreements; and

(l) such other documents, certificates, or instruments as Purchaser may reasonably request in order to effect the Transactions, to vest in Purchaser good and valid title to all of the Contributed Membership Interests or to evidence the release of all Liens (other than Permitted Liens) on the Company’s properties and assets.

ARTICLE II
CONSIDERATION

Section 2.1 Consideration. The consideration for the Contributed Membership Interests (the “Consideration”) shall consist of:

(a) subject to Section 2.4 regarding fractional shares of Purchaser Common Stock (i) if the IPO Share Price is equal to or greater than $14.00 per share but equal to or less than $16.00 per share, then in such case, an amount of shares of Purchaser Common Stock equal to the quotient of dividing $9,000,000 by the IPO Share Price; (ii) if the IPO Share Price is less than $14.00 per share, then 642,857 shares of Purchaser Common Stock (which assumes an IPO Share Price of $14.00 per share); or (iii) if the IPO Share Price is greater than $16.00 per share, then 562,500 shares of Purchaser Common Stock (which assumes an IPO Share Price of $16.00 per share) (the price per share resulting from the formulas or assumed in each of clauses (i), (ii), and (iii), as applicable, the “Share Conversion Price”); minus

(b) the aggregate amount of Transaction Expenses.

Section 2.2 Estimated Consideration. At least five (5) Business Days prior to the Closing Date, Sellers shall deliver to Purchaser a statement (the “Estimated Closing Statement”) setting forth Sellers’ good faith estimate of the Consideration (such estimated amount, the “Estimated Consideration”), including each of its components. The Estimated Closing Statement shall also set forth (a) a flow of funds setting forth the applicable payees, all amounts payable pursuant to Section 1.3 and wire instructions, (b) the applicable employees to whom any portion of the Transaction Expenses is payable, the respective amounts payable to each such employee, and the account or accounts to which such amounts shall be paid and (c) the Holdback Shares. Sellers shall prepare the Estimated Closing Statement in accordance with this Agreement. Prior to the Closing, Purchaser shall be entitled to review, comment on, and propose changes to the Estimated Closing Statement, including the calculation of the Estimated Consideration set forth therein, and Sellers shall permit Purchaser and its Representatives to have full access to the books and records of the Company and to such historical financial information relating to the preparation of the Estimated Closing Statement and the calculation of the Estimated Consideration as Purchaser may request. Sellers shall promptly consider in good faith any changes Purchaser proposes to the Estimated Closing Statement and revise the Estimated Closing Statement if, based on its good faith assessment, such changes are warranted.

Section 2.3 Determination of Final Consideration.

(a) Within ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to Sellers (i) an unaudited balance sheet of the Company as of the Closing Date and (ii) a statement (the “Initial Closing Statement”) setting forth Purchaser’s good faith calculation of the Consideration, including each of its components.

(b) Sellers shall be entitled to review the Initial Closing Statement during the thirty (30) day period beginning on the date Sellers receives the Initial Closing Statement. At or prior to the end of such thirty (30) day period, Sellers shall either:

(i) deliver a notice to Purchaser confirming that no adjustments are needed to Purchaser’s calculation of the Consideration or any of its components, as set forth on the Initial Closing Statement (a “Notice of Acceptance”); or

(ii) deliver a notice to Purchaser to the effect that Sellers disagree with Purchaser’s calculation of the Consideration or any of its components, as set forth on the Initial Closing Statement (a “Notice of Disagreement”), and specifying in reasonable detail the nature of such disagreement and the adjustments that, in Sellers’ view, should be made to the calculation of the Consideration or any of its components, as applicable, in order to comply with this Agreement (collectively, the “Proposed Adjustments”);

provided, however, that if Sellers fail to deliver a Notice of Acceptance or a Notice of Disagreement within such thirty (30) day period, then the calculation of the Consideration as set forth in the Initial Closing Statement shall be final and binding on the Parties as the “Final Consideration.”

(c) If there are any Proposed Adjustments, Purchaser shall, no later than thirty (30) days after Purchaser’s receipt of the Notice of Disagreement, notify Sellers whether Purchaser accepts or rejects each such Proposed Adjustment. Thereafter, Sellers and Purchaser shall work in good faith to resolve any differences that remain with respect to the Proposed Adjustments. If any of the Proposed Adjustments are not so resolved (the “Unresolved Adjustments”) within thirty (30) days after Purchaser’s notice to Sellers of its rejection of any Proposed Adjustments, then the Unresolved Adjustments shall be submitted to a mutually agreed firm with no material relationships with Sellers, Purchaser, or any of their respective Affiliates and with accounting expertise and relevant experiences in resolving similar purchase price adjustment disputes (the “Accounting Firm”). Each Party shall submit to the Accounting Firm its position with respect to the Unresolved Adjustments as set forth in the Initial Closing Statement, in the case of Purchaser, and the Notice of Disagreement, in the case of Sellers, and shall make available to the Accounting Firm all information in such Person’s possession as the Accounting Firm may request. The scope of the review by the Accounting Firm shall be limited to a disposition of the Unresolved Adjustments through a strict application of the Modified GAAP, consistently applied. The Accounting Firm shall not be entitled to, and the Parties shall not individually request the Accounting Firm to, (i) make any determination other than as set forth above, (ii) determine any Unresolved Adjustment to be a value higher than the highest value or lower than the lowest value proposed by the Parties in their submissions to the Accounting Firm, or (iii) undertake any independent investigation of the facts relating to the Unresolved Adjustments. The Accounting Firm shall be instructed to render its written decision resolving the matters submitted to it as promptly as practicable and, if at all possible, within thirty (30) days after such submission of the Unresolved Adjustments. The determination of the Consideration by the Accounting Firm shall, absent manifest error, be final and binding on the Parties as the Final Consideration, and judgment may be entered upon such determination in any court of competent jurisdiction. The fees and expenses of the Accounting Firm incurred pursuant to this Section 2.3(c) shall be borne equally by Purchaser and Sellers.

(d) If the Final Consideration is less than the Estimated Consideration, then Sellers shall pay to Purchaser, an amount of Purchaser Common Stock (valued at the Share Conversion Price) equal to such difference; provided, however, that Sellers shall, in lieu of any fractional share of Purchaser Common Stock, pay an amount in cash, without interest, rounded to the nearest cent, equal to the product of (i) such fractional amount and (ii) the Share Conversion Price. If the Final Consideration is greater than the Estimated Consideration, then Purchaser shall pay to Sellers, subject to Section 2.4, an amount of Purchaser Common Stock (valued at the Share Conversion Price) equal to such difference.

(e) The Parties shall treat any payments made pursuant to this Section 2.3 as an adjustment to the Consideration for Tax purposes, unless otherwise required by Law.

Section 2.4 Fractional Shares. No certificates representing fractional shares of Purchaser Common Stock shall be issued upon the transfer of the Contributed Membership Interests for the right to receive the Consideration pursuant to Section 1.3. In lieu of any such fractional share of Purchaser Common Stock, each holder of Contributed Membership Interests who would otherwise be entitled to such fractional share of Purchaser Common Stock shall be entitled to receive an amount in cash, without interest, rounded to the nearest cent, equal to the product of (i) such fractional amount and (ii) the Share Conversion Price.

Section 2.5 Withholding. Purchaser and its Affiliates shall be entitled to deduct and withhold from any consideration due under this Agreement, such amounts as may be required to be deducted and withheld from or with respect to such payment under the Code or other applicable Law relating to Taxes. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS

The Company and each Seller represents and warrants to Purchaser as of the date of this Agreement and as of the Closing Date (as though made on the Closing Date), to Sellers’ Knowledge (except for the Fundamental Representations and Section 3.17 (Taxes)) as follows:

Section 3.1 Organization.

(a) The Company is validly existing and in good standing under the Laws of the State of New Jersey. The Company has all the requisite limited liability power and authority to own, lease, and operate its properties and assets and to conduct the Business as currently conducted and proposed to be conducted. Except as set forth on Schedule 3.1(a), the Company is validly licensed or qualified (as applicable) to do business and (where such concept is applicable) is in good standing under the Laws of each jurisdiction in which the properties and assets leased or owned by it or the conduct of the Business as currently conducted or proposed to be conducted makes such licensing or qualification necessary. A correct list of all of the jurisdictions in which the Company is so licensed or qualified (as applicable) to do business is set forth on Schedule 3.1(a).

(b) Correct and complete copies of the Company’s Organizational Documents, minute book (if any), and applicable equity transfer ledger (if any) have been provided to Purchaser. The Company is not in default under or in violation of its Organizational Documents. The minute book (if any) contains correct records of the documented meetings of, and limited liability company actions taken by the Sellers (as members) of the Company since its formation. At the Closing, the Company’s Organizational Documents, minute book (if any), and equity transfer ledger (if any) will be in the possession of the Company.

Section 3.2 Authorization. Each of the Company and Sellers have all requisite capacity, power or limited liability company power applicable, and authority to execute, deliver, and perform this Agreement and its Related Agreements as applicable, and to consummate the Transactions. The execution, delivery, and performance by the Company and Sellers of the Transactions have been validly authorized by all necessary action by the Company and Sellers. The Company and Sellers have each validly executed and delivered this Agreement and, at or prior to the Closing, the Company and Sellers will have validly executed and delivered each of its Related Agreements, as applicable. This Agreement constitutes, and each Related Agreement will after the Closing constitute, legal, valid, and binding obligations of each of the Company and Sellers, enforceable against the Company and Sellers as applicable, in accordance with their respective terms, subject to the Enforceability Limitations.

Section 3.3 Ownership of the Contributed Membership Interests. Together Sellers own, beneficially and of record, 100% of and have good and valid title to all the Contributed Membership Interests, free and clear of any Lien (other than restrictions on transfer imposed under applicable securities Laws). Upon delivery to Purchaser at the Closing of the Assignment of Membership Interest representing the Contributed Membership Interests, endorsed by each Seller, respectively, and upon Sellers’ receipt of the Estimated Consideration, Purchaser will acquire good and valid title to all the Contributed Membership Interests free and clear of any Lien (other than restrictions on transfer imposed under applicable securities Laws).

Section 3.4 Title to Assets; Sufficiency of Assets.

(a) The Company has good and valid title to, and is the lawful owner of, or has a valid leasehold interest in, or a valid license to use all of the properties and assets (tangible or intangible, real or personal) that are purported to be owned by it, located on its premises, reflected on the Interim Balance Sheet (as defined below) or acquired, leased, or licensed by the Company, or otherwise related to and necessary for the Business, since the date of the Interim Balance Sheet in each case, free and clear of all Liens (other than Permitted Liens).

(b) Except as set forth on Schedule 3.4(b), no Seller, nor any member of such Seller’s Family, or any manager, director, officer, employee or other Affiliate of Sellers owns or holds any property or tangible or intangible right that is used, held for use or useful in the Business as operated by the Company as of the date hereof.

(c) The tangible properties and assets owned, leased, or licensed by the Company, including all equipment, vehicles, and other tangible assets, are free from material defects, are in good operating condition (reasonable wear and tear excepted), and are suitable for the uses for which intended. The Company does not own, lease or license any buildings, plants, structures, improvements, fixtures, or machinery.

(d) Except as set forth on Schedule 3.4(d), and after giving effect to the termination of intercompany Contracts (except for the Contracts for Equipment and Truck Indebtedness incurred on or prior to the Closing Date between the Company, on the one hand, and its Affiliate, Tribeca Automotive, on the other hand), services, support, and other arrangements pursuant to Section 5.9, the properties and assets owned, leased, or licensed by the Company, constitute all of the properties and assets (tangible and intangible) used in or necessary to conduct the Business after the Closing as currently conducted.

Section 3.5 Capitalization of the Company.

(a) The authorized equity of the Company consists of 100 membership units of which 100 are issued and outstanding. The Contributed Membership Interests constitute all of the issued and outstanding Equity Interests of the Company. The Contributed Membership Interests (i) have been duly authorized, (ii) are validly issued, fully-paid, and non-assessable, and (iii) were not issued in violation of any preemptive right, subscription right, right of first refusal, or applicable Law. Except for this Agreement, there are no (i) equity interests, profit interests or voting securities in the Company, (ii) securities convertible or exchangeable into any equity interest or profit interests of the Company, and (iii) outstanding options, warrants, rights, calls, convertible securities, or other Contracts obligating the Company or any Seller to issue, transfer, sell, repurchase, or redeem any Equity Interests of the Company, including the Contributed Membership Interests. There are no outstanding or authorized stock appreciation, phantom, or similar rights with respect to the Company. There are no voting trusts, shareholders agreements, proxies, or other Contracts or understandings in effect with respect to the voting or transfer of any of the Contributed Membership Interests or any other Equity Interests in the Company.

(b) There are no Contracts to which any Seller is a party which requires any Seller to repurchase, redeem or otherwise acquire any Equity Interests or similar equity interest or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. The Company does not directly or indirectly own, or have any interest in or right to acquire, any Equity Interests of any other Person. The Company does not directly or indirectly control (as such term is defined in the definition of “Affiliate”) any other Person.

(c) Except as set forth on Schedule 3.5(c), there are no accrued, but unpaid, distributions with respect to any membership interests or other securities of the Company. Except as set forth on Schedule 3.7(c) attached hereto, there has never been (x) any significant deficiency or material weakness in any system of internal accounting controls used by the Company, (y) any fraud or other wrongdoing that involves any of the management or other employees of the Company who have a role in the preparation of financial statements or the internal accounting controls used by the Company, or (z) any claim or allegation regarding any of the foregoing.

(d) The Company has no Subsidiaries, nor has it ever had, any Subsidiaries. The Company does not directly or indirectly own or hold, and has never owned or held, any (or the right to acquire any) stock, partnership interest, joint venture interest or other equity ownership interest in any other Person, except for those set forth on Schedule 3.5(d).

Section 3.6 Governmental Consents; No Conflicts.

(a) The execution, delivery, and performance by each of the Company and Sellers of this Agreement and its Related Agreements, and the consummation by such Party of the Transactions, do not and will not require any Consent of or with any Governmental Authority, other than (i) any Consent the failure of which to be obtained would not prevent or delay the consummation by the Company of the Transactions, (ii) any Consent that is required as a result of any facts or circumstances relating solely to Purchaser or any of its Affiliates, and (iii) the Consents set forth on Schedule 3.6(a).

(b) Except as set forth on Schedule 3.6(b), the execution, delivery, and performance by each of the Company and Sellers of this Agreement and its Related Agreements, and the consummation of the Transactions by such Parties, do not and will not violate, conflict with, result in a breach, cancellation, or termination of, constitute a default under, result in the creation of any Lien on any of the properties or assets of the Company under, or result in a circumstance that, with or without notice or lapse of time or both, would constitute any of the foregoing under (i) any Law or Order applicable to or binding on Sellers, the Company or any of its properties or assets, (ii) any Contract to which the Company is a party or by which the Company or any of its properties or assets is bound, including any Material Contract, (iii) any permit or (iv) any of the Organizational Documents of the Company, except, in the case of each of clauses (i), (ii) and (iii), where such violation, conflict, breach, cancellation, termination, or default would not, individually or in the aggregate, be material to the Business or the Company or prevent or delay the consummation by the Company or Sellers of the Transactions.

Section 3.7 Financial Statements; No Undisclosed Liabilities.

(a) Set forth on Schedule 3.7(a) are: (i) the audited balance sheets of the Company as of December 31, 2021 and 2022; (ii) the related audited statements of income for the years ended December 31, 2021 and 2022; (iii) an audited balance sheet of the Company for the period between January 1, 2023 and June 30, 2023 (the “Interim Balance Sheet”); and (iv) the related audited statements of profit and loss and cash flows for the six (6) months ended June 30, 2023 (the foregoing financial statements, collectively, the “Financial Statements”). The Financial Statements (i) have been prepared from the books and records of the Company in accordance with Modified GAAP, consistently applied, (ii) are correct in all material respects, and (iii) fairly present, in all material respects, changes in shareholders equity, the financial condition and results of operations of the Company as of the respective dates thereof and for the respective periods covered thereby, subject to the absence of footnotes. The books and records of the Company have been maintained in accordance with past practices, and accurately reflect in all material respects all the transactions and actions therein described. At the Closing, all such books and records will be in the possession of the Company or Tribeca Automotive.

(b) The Company does not have any Liabilities, except: (i) Liabilities reflected on, or reserved against in, the Financial Statements; (ii) Liabilities that have arisen since the date of the Interim Balance Sheet in the Ordinary Course of Business, none of which is a Liability resulting from or arising out of any breach of contract, breach of warranty, tort, infringement, misappropriation, or violation of Law; (iii) Liabilities under executory Contracts; and (iv) Liabilities set forth on Schedule 3.7(b).

(c) The Company’s transactions are (i) executed in accordance with management’s general or specific authorizations, (ii) recorded as necessary by its Affiliate to permit preparation of financial statements in conformity with Modified GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) Schedule 3.7(d) sets forth a correct list of all Indebtedness of the Company and identifies for each item of Indebtedness the outstanding amount thereof as of the date of this Agreement.

Section 3.8 Absence of Certain Changes. Except as set forth on Schedule 3.8, since the date of the Interim Balance Sheet, (a) the Business has been conducted in the Ordinary Course of Business and (b) there has been no Material Adverse Effect. Without limiting the generality of the foregoing, since (a) the date of the Interim Balance Sheet, except as set forth on Schedule 3.8, the Company has not taken any action which, if taken after the date of this Agreement and prior to the Closing, would require the Consent of Purchaser pursuant to Section 5.2 and (b) June 30, 2023, the Company has not made any distributions to any Seller other than in the Ordinary Course of Business.

Section 3.9 Real Property.

(a) The Company does not own, has never owned, and does not have any right to acquire any real property.

(b) The Company does not currently lease or sublease, license, as tenant, subtenant, or licensee or otherwise occupies any real property (each, a “Real Property Lease”), nor has it ever had any Real Property Lease, nor does it have any right to lease any Real Property Lease.

Section 3.10 Intellectual Property.

(a) The Company and Sellers do not own, nor has it ever owned, or purport to own any Business Intellectual Property that is subject to a registration or application for registration.

(b) No Business Intellectual Property is licensed to any other Person (an “Outbound IP License”). Other than Contracts for non-customized off-the-shelf Software licensed on standard terms for less than $15,000 in the aggregate (“Off-the-Shelf Software”), neither Sellers nor the Company licenses, as licensee, Intellectual Property used in the Business from any other Person (an “Inbound IP License”). Sellers or the Company (as applicable) have performed and complied in all material respects with all covenants and obligations under each of Sellers’ and the Company’s Contracts for Off-the-Shelf Software.

(c) Sellers or the Company (as applicable) own or otherwise have a valid right to use all Intellectual Property used in the Business.

(d) Except as set forth on Schedule 3.10(d), no Proceeding has been filed against either the Company or any Seller, and neither the Company nor any Seller has received any written communication from any other Person, (i) challenging the validity or enforceability of any Business Intellectual Property or (ii) alleging that the conduct of the Business by the Company or any Seller violates, infringes, or misappropriates the Intellectual Property rights of such Person. The conduct of the Business as currently conducted does not violate, infringe, or misappropriate, and the conduct of the Business since January 1, 2020 has not violated, infringed, or misappropriated, the Intellectual Property rights of any other Person.

(e) No Person has violated, infringed, or misappropriated any of the Business Intellectual Property. Since January 1, 2020, neither the Company nor any Seller has filed any Proceeding or sent any written notice of a violation, infringement, or misappropriation by another Person of the Company’s or any Seller’s rights to any item of the Business Intellectual Property.

Section 3.11 Information Technology; Data Privacy and Security.

(a) All information technology and computer systems, including Software, hardware, networks, interfaces, and related systems used by the Company or Sellers in the Business (collectively, the “Business IT Systems”) are provided to Company by Tribeca Automotive and have been maintained by Tribeca Automotive, in a commercially reasonable manner. The Business IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the Business as currently conducted and proposed to be conducted.

(b) The Company has good and valid title to all of the data included in the Business Intellectual Property and all other information that is used in or generated by the Business and contained in any database used or maintained by the Company’s Affiliate (collectively, the “Business Data”), free and clear of any Lien (other than Permitted Liens).

(c) Since January 1, 2020, there has been no (i) material outage affecting any Business IT System, (ii) data security breach or (iii) complaints from, notices from, or Proceedings conducted or claims asserted by any Person, including any Governmental Authority, against the Company regarding (A) any actual or alleged security breach or other unauthorized access, of any Business IT System or (B) the collection or use of Business Data or personal information.

Section 3.12 Material Contracts. Schedule 3.12 sets forth a correct list of all of the Contracts of the following types to which the Company is a party or by which the Company or any of its properties or assets is bound:

(a) any Contract with any supplier of goods or services that (i) has resulted in or that is reasonably expected to result in expenditures by the Company of more than $10,000 in 2022 or 2023, (ii) extends for a term of more than one-hundred eighty (180) days following the date of this Agreement, (iii) requires the Company to purchase all of its requirements for any good or service from such supplier, or (iv) contains any minimum or “take or pay” purchase or volume requirements;

(b) any Contract with any customer that (i) has resulted in or that is reasonably expected to result in sales to the Company of more than $10,000 in 2022 or 2023, (ii) extends for a term of more than one-hundred eighty (180) days following the date of this Agreement, (iii) requires the Company to sell any product or service exclusively to such customer, or (iv) obligates the Company to provide such customer with equal or preferred pricing terms as compared to the pricing terms offered by the Company to any other customer, including any Contract with any “most favored nation” provision;

(c) any Contract under which the Company is a lessee of or holds or operates any equipment, vehicle, or other tangible personal property that is owned by another Person and that (i) has resulted in or that is reasonably expected to result in expenditures by the Company of more than $10,000 in 2022 or 2023 or (ii) extends for a term of more than one-hundred eighty (180) days following the date of this Agreement;

(d) any Contract with a sales representative, manufacturer’s representative, distributor, dealer, broker, sales agency, advertising agency, or other Person engaged in sales, distribution, or promotional activities for or on behalf of the Business, in each case that (i) has resulted in or that is reasonably expected to result in expenditures by the Company of more than $10,000 in 2022 or 2023, (ii) extends for a term of more than one-hundred eighty (180) days following the date of this Agreement, or (iii) grants such Person exclusive rights to sell, distribute, or promote in any geographical area or any particular product;

(e) any Contract that includes any right of first offer or refusal or other similar term favoring any other Person;

(f) any Contract under which any other Person has agreed to perform any services for the Company that are required to be performed by the Company under any other Contract;

(g) all Equipment Leases, identifying each Equipment Lease by (i) manufacturer, description, model number, serial number and location of the leased Equipment, (ii) lessor, lessee, term of lease and rent payable and (iii) whether the lease has been classified as an operating lease or a capital lease;

(h) all Truck Leases, identifying each Truck Lease by (i) make, year, vehicle identification number and location of the Truck, (ii) lessor, lessee, term of lease and monthly payables and (iii) whether the lease has been classified as an operating lease or capital lease;

(i) any Contract relating to the acquisition by the Company of any business, Equity Interests, or assets of any other Person (whether by merger, sale of Equity Interests, sale of assets, or otherwise);

(j) any Contract relating to the sale or other disposition by the Company or the Business of any business, Equity Interests, or assets (whether by merger, sale of Equity Interests, sale of assets, or otherwise);

(k) any Contract relating to the incurrence of Indebtedness by the Company, or the placing of a Lien (other than a Permitted Lien) on any of the assets of the Company;

(l) any Contract relating to any joint venture, partnership, strategic alliance, or similar relationship;

(m) any Contract under which the Company has, directly or indirectly, made any advance, loan, or extension of credit to, or capital contribution or other investment in, any other Person;

(n) any collective bargaining agreement or other Contract with any labor organization, union, or association;

(o) any Contract, other than any Benefit Plan, with (i) any current or former officer or director of the Company or (ii) any other current or former employee of, independent contractor of, or consultant to the Company providing for, in the case of this clause (ii), aggregate future payments of more than $10,000;

(p) any Contract that limits the freedom of the Company to compete with any Person or in any geographical area or that otherwise restricts the development, manufacture, marketing, distribution, or sale of the Company’s products or services;

(q) any Contract restricting the ability of the Company to solicit or hire any other Person;

(r) any power of attorney;

(s) any Contract with any Governmental Authority;

(t) any Contract not made in the Ordinary Course of Business; and

(u) any other Contract that is material to the Business.

Sellers have provided to Purchaser a correct copy (or, with respect to any oral Contract, a correct written summary of the terms and conditions of such oral Contract) of each Contract set forth or required to be set forth on Schedule 3.12 (including all amendments, modifications, exhibits, and schedules) (collectively, the “Material Contracts”). Except as set forth on Schedule 3.12, each Material Contract is in full force and effect and constitutes a legal, valid, and binding obligation of the Company and the other party or parties thereto, enforceable against the Company and such other party or parties in accordance with its terms, subject to the Enforceability Limitations. The Company has performed or complied in all material respects with all of its covenants and obligations under each Material Contract, and neither the Company nor, any other party to a Material Contract is in, or is alleged to be in, breach of or default under such Material Contract. Neither the Company nor any Seller has received any written or oral notice from any counterparty to a Material Contract that such counterparty intends to terminate, not renew, or materially amend the terms of such Material Contract, and the Company has not given any such written or oral notice to any counterparty to a Material Contract. The Company has not waived any of its material rights under any Material Contract.

Section 3.13 Permits. The Company possesses or has applied for all material Permits required by applicable Law to own, lease, and operate its properties and assets and to conduct the Business as currently conducted and proposed to be conducted. Schedule 3.13 sets forth a correct list of all such Permits. All such Permits are in full force and effect, and the Company has performed all of its obligations under and is, and since January 1, 2020 has been, in compliance with all such Permits. Neither the Company nor any Seller has received any written or oral notice from any Governmental Authority (a) indicating or alleging that the Company does not possess any Permit required to own, lease, and operate its properties and assets or to conduct the Business as currently conducted or (b) threatening or seeking to withdraw, revoke, terminate, or suspend any of such Permits. None of such Permits will be subject to withdrawal, revocation, termination, or suspension as a result of the execution and delivery of this Agreement or the consummation of the Transactions.

Section 3.14 Benefit Plans.

(a) The Company does not have, has never had, and does not have any intent to create any Benefit Plan, and does not now and has never had any Liability under or with respect to any Benefit Plan.

(b) To the Sellers’ Knowledge, there have been no acts or omissions by the Company or any of its ERISA Affiliates that have given rise to or would reasonably be expected to give rise to interest, fines, penalties, taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the Company or any of its ERISA Affiliates may be liable.

(c) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in combination with any other event) will (i) entitle any person to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other obligation by the Company, (iii) or increase the amount of compensation or benefits due to any current or former director, officer, employee or independent contractor of the Company (or their beneficiaries).

(d) Neither the Company nor any of its ERISA Affiliates has now or at any time had an obligation to contribute to, or any Liability with respect to: (i) a plan subject to Title IV of ERISA, (ii) a Multiemployer Plan, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (v) any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code or applicable state Law at the sole cost of the individual.

Section 3.15 Employee and Labor Matters.

(a) None of the Employees is represented by a union or other labor organization or group that was either voluntarily recognized or certified by any labor relations board or other Governmental Authority, and no union organizational campaign is pending or threatened with respect to any of the Employees. There is no pending or threatened labor strike, slowdown, work stoppage, or labor arbitration proceeding against the Company with respect to any Employee and there have been no such actions since January 1, 2020.

(b) Except as set forth on Schedule 3.15(b), the Company is, and since January 1, 2020 has been, in compliance in all material respects with all applicable Laws relating to employment and employment practices, or terms and conditions of employment including but not limited to equal opportunity, immigration, worker classification, collective bargaining, wages, hours of work, withholding, occupational safety and health, workers’ compensation, and unemployment compensation. Except as set forth on Schedule 3.15(b), all independent contractors and consultants providing personal services to the Company have been properly classified as independent contractors for purposes of all Laws, including Laws with respect to employee benefits, and all Employees have been properly classified under the Fair Labor Standards Act and similar state Laws. The Company (i) has withheld and reported all amounts required by Law or by Contract to be withheld and reported with respect to wages, salaries, and other payments to current and former employees, consultants, and independent contractors, (ii) is not liable for any arrearage of wages or Taxes or any interest, fine, or penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security, or other benefits or obligations for current or former employees.

Section 3.16 Environmental Matters.

(a) The Company is, and since January 1, 2020 has been, in compliance in all material respects with all Environmental Laws applicable to the Business.

(b) Neither the Company nor any Seller has received any written notice from any Governmental Authority threatening or seeking to withdraw, revoke, terminate, suspend, or adversely modify or renew any of the Company’s Environmental Permits.

(c) No written notice has been received by the Company or any Seller that remains unresolved and claims that (i) the operation of the Business is in violation of any Environmental Law or Environmental Permit or (ii) the Company is responsible (or potentially responsible) for Remedial Action with respect to the operation of the Business.

(d) There are no Proceedings pending or threatened against the Company with respect to any Remedial Action, Release or Environmental Law. The Company is not subject to any Order pursuant to any Environmental Law.

(e) The Company has not caused or contributed to any Release which has given rise to or could reasonably be expected to give rise to any Liabilities or Remedial Action pursuant to Environmental Laws.

(f) The Company has not assumed by Contract or by operation of law, or provided an indemnity with respect to, the Liabilities of any other Person under any Environmental Laws.

(g) Neither this Agreement nor the consummation of the Transactions will result in any obligation for Remedial Action or consent of any Governmental Authority pursuant to the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq or the regulations promulgated thereunder.

(h) The Company has provided Purchaser with copies of all environmental audits, reports, and other material environmental documents relating to the current and former operations and facilities of the Company which are in the Company’s, or any of its Representatives’ possession or reasonable control.

Section 3.17 Taxes.

(a) All Tax Returns of the Company have been timely filed, and all other filings in respect of Taxes of the Company, as required by applicable Law, have been made. Each such Tax Return and filing is accurate and complete in all respects. All Taxes and estimated Taxes owed by the Company whether or not shown on such Tax Returns have been fully and timely paid as required by applicable Law. The amounts provided as a current liability on the Financial Statements for all Taxes are, and the amount taken into account in calculating Closing Date Indebtedness and Closing Date Cash for all Taxes will be, adequate to cover all unpaid liabilities for all Taxes (whether or not disputed) that have accrued with respect to or are applicable to the period ended on and including the date thereof or to any periods prior thereto (as determined on an accrual basis) and for which the Company may be directly or contingently liable in its own right or as a transferee or successor, by Contract or otherwise.

(b) None of the Tax Returns or other Tax filings of the Company has ever been audited or investigated by any Governmental Authority, and, except as set forth on Schedule 3.17, no facts exist which would constitute grounds for the assessment of any additional Taxes by any Governmental Authority with respect to the taxable years covered in such Tax Returns and filings. No Proceeding by any Governmental Authority is pending or threatened with respect to Taxes in respect of the Company. No issues have been raised in any examination by any Governmental Authority of the Company which, by application of similar principles, reasonably could be expected to result in a proposed adjustment to the liability for Taxes for any other period not so examined, and no position has been taken on any Tax Return of the Company for a taxable year for which the statute of limitations for the assessment of any Tax with respect thereto has not expired that is contrary to any publicly announced position of a Governmental Authority or that is substantially similar to any position which a Governmental Authority has successfully challenged in the course of an examination of a Tax Return of the Company.

(c) Except as set forth on Schedule 3.17, the Company has complied with all applicable Laws relating to the reporting, payment, and withholding of Taxes and all Taxes which the Company is required by Law to withhold or collect, including sales and use taxes, goods and services taxes, and all amounts required to be withheld for Taxes of any employee, independent contractor, creditor, customer, shareholder, or other Person have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authorities. Except as set forth on Schedule 3.17(c), the Company has correctly and consistently classified any service providers of the Company as employees or independent contractors for all purposes.

(d) The Company (i) has never been a member of any affiliated group filing a consolidated federal income Tax Return or any similar group for state, local or foreign Tax purposes; and (ii) is not liable for the Taxes of any Person pursuant to any Law (including Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

(e) The Company has not granted or been requested to grant any waiver of any statutes of limitations applicable to any claim for Taxes, and the Company has not requested or been granted an extension of the time for filing any Tax Return.

(f) No Seller is a “foreign person” as defined in Section 1445(f)(3) of the Code. The Company is not and has not been a United States real property holding corporation within the meaning of Code §897(c)(2) at any time during the applicable period specified in Code §897(c)(1)(A)(ii).

(g) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of any: (i) change in or improper use of method of accounting for a taxable period ending on or prior to the Closing Date; (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) election under Section 108(i) of the Code (or similar provision of U.S. state, local or non-U.S. Tax Law); (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (vii) method of accounting that defers the recognition of income to any period ending after the Closing Date; or (viii) reserve or election in respect of a period prior to the Closing Date. The Company has not used any improper Tax accounting method.

(h) The Company is not subject to any joint venture, partnership, or other Contract which is treated as a partnership for Federal income tax purposes. The Company is not a party to any tax sharing agreement, tax allocation agreement, tax indemnification agreement, or other similar Contract.

(i) The Company has never distributed stock of another Person, or had its equity distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(j) The Company is not and has not been a party to any “reportable transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b) or similar provision of state, local, or foreign Law.

(k) No written claim has been made by a Governmental Authority in a jurisdiction where Tax Returns with respect to the Company have not been filed asserting that the Company is or may be subject to Tax in that jurisdiction. The Company has no permanent establishment or fixed place of business in any other country other than the United States. The Company is not subject to taxation nor does it have any Tax filing obligations in any jurisdiction outside of the United States.

(l) The Company has not requested or received a ruling from any Governmental Authority or signed a closing or other similar agreement with any Governmental Authority.

(m) No power of attorney related or attributable to any Taxes is currently in effect with respect to the Company.

(n) The Company has not availed itself of any of the Tax deferral, credits or benefits pursuant to Section 2302 of the CARES Act or any other Law enacted on account of or in response to COVID-19.

(o) None of the assets of the Company are “section 197(f)(9) intangibles” (as defined in Treasury Regulations Section 1.197-2(h)(1)(i)).

(p) No Tax holiday or Tax incentive or grant in any jurisdiction with respect to the Company will terminate (or be subject to a clawback or recapture that is payable by Purchaser or its Affiliates) as a result of the Transactions.

(q) From the date of its formation, the Company has been a limited liability company taxed as a partnership as an entity separate from Seller within the meaning of Treasury Regulations Section 301.7701-3(b) for all U.S. federal income Tax purposes and applicable state and local Tax purposes, and no IRS Form 8832 has ever been filed with respect to the Company.

(r) The Company is not and has not been subject to Tax under Section 1374 or 1375 of the Code, and the Company will not be subject to Tax under Section 1374 of the Code with respect to the Transactions.

(s) The Company has not, in the past ten (10) years (i) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified Subchapter S subsidiary.

Section 3.18 Proceedings and Orders.

(a) Except as set forth on Schedule 3.18(a), there are, and since January 1, 2020 have been, no Proceedings pending or threatened against the Company or any of its directors, officers, employees, representatives, or agents in their capacities as such, nor are there any facts or circumstances which may give rise to any such Proceeding. Except as set forth on Schedule 3.18(a), there are, and since January 1, 2020 have been, no Proceedings by the Company pending against any other Person, and the Company is not considering any such Proceeding.

(b) There are no Proceedings pending or threatened by or against the Company with respect to this Agreement or the Transactions or that, if determined adversely to the Company, would prevent or delay the consummation by the Company of the Transactions. The operation of the Business is not, and since January 1, 2020 has not been, subject to any Order. The Company is not a party to or bound by any Contract to settle or compromise any Proceeding against it which has involved any obligation other than the payment of money or under which the Company has any continuing Liability.

Section 3.19 Compliance with Laws. Except as set forth on Schedule 3.19, the Company is, and since January 1, 2020 has been, in compliance in all material respects with all Laws applicable to its assets, and the Business. Since January 1, 2020, neither the Company nor any Seller has received any written or oral notice from a Governmental Authority alleging that the Company is not in compliance with any applicable Law.

Section 3.20 Accounts Receivable. All Accounts Receivables have arisen from bona fide transactions by the Company in the Ordinary Course of Business. All Accounts Receivable reflected in the Interim Balance Sheet are good and collectible in the Ordinary Course of Business at the aggregate recorded amounts thereof; however, the foregoing is not a guaranty of collection; and all accounts receivable to be reflected in the calculation of Closing Date Indebtedness and Closing Date Cash shall be good and collectible in the Ordinary Course of Business at the aggregate recorded amounts thereof; however, the foregoing is not a guaranty of collection.

Section 3.21 Equipment and Trucks.

(a) Schedule 3.21(a) contains complete and accurate lists of the following assets owned by the Company as of the date of this Agreement: (i) all Equipment (excluding Business IT Systems) having an original purchase price of more than $5,000, identifying each piece of Equipment by manufacturer, description, model number, serial number and location; (ii) all Business IT Systems having an original purchase price of more than $1,000, identifying each piece of Business IT Systems by manufacturer, description, model number, serial number and location; and (iii) all Trucks, identifying each Truck by make, year, vehicle identification number and location.

(b) Each piece of Equipment and Truck leased under an Equipment Lease or Truck Lease listed on Schedule 3.21(b) (i) has been maintained in accordance with normal industry practice, (ii) is in good operating condition and repair, except for normal wear and tear, (iii) is free from patent defects other than minor defects that do not interfere with its continued use, and (iv) is suitable for the purposes for which it is currently used.

(c) Except as disclosed on Schedule 3.21(c), each piece of Equipment, Business IT System and Truck listed on Schedule 3.21(a) (i) has been maintained in accordance with normal industry practice, (ii) is in good operating condition and repair, except for normal wear and tear, (iii) is free from patent defects other than minor defects that do not interfere with its continued use, and (iv) is suitable for the purposes for which it is currently used.

Section 3.22 Material Customers and Material Suppliers.

(a) Schedule 3.22(a) sets forth a correct list of (i) the top twenty (20) customers of the Company (based on the total amount of sales to such customer) for the year ended December 31, 2022, and for the seven-month period ended July 31, 2023 (each, a “Material Customer”), showing the total amount of sales to each such Material Customer during the applicable period and the percentage of the total sales of the Company represented by such sales, and (ii) the top twenty (20) suppliers and vendors to the Company (based on total amount purchased from such supplier or vendor) for the year ended December 31, 2022, and for the seven-month period ended July 31, 2023 (each, a “Material Supplier”), showing the total amount of purchases by the Company from each such Material Supplier during the applicable period and the percentage of the total amount of purchases by the Company represented by such purchases.

(b) Except as set forth on Schedule 3.22(b), since January 1, 2022, there has been (i) no adverse change in the business relationship, or any material dispute, between the Company and any Material Customer or Material Supplier, (ii) no change in any material term or condition of any Contract between the Company and any Material Customer or Material Supplier, and (iii) no indication that any Material Customer or Material Supplier is considering or intends to reduce its purchases from or sales to, as applicable, the Company or that any Material Customer or Material Supplier is considering or intends to terminate, not renew, or materially amend the terms and conditions of any Contract with the Company.

(c) Since January 1, 2020, no Material Customer or Material Supplier has made any breach of contract, indemnification, or similar claim against the Company.

Section 3.23 Related Party Transactions.

(a) Schedule 3.23(a) sets forth: (i) a description of (A) all services provided by the Company to any Seller or any Affiliate of Seller and (B) any use by any Seller or any Affiliate of Seller of any assets, properties, or employees of the Company for any purpose other than the conduct of the Business, and the manner in which and the amount that the Company has been compensated for the costs of providing such services or use; and (ii) a description of (A) all services provided by any Seller or any Affiliate of any Seller to the Company and (B) any use by the Company of any assets, properties, or employees of any Seller or any Affiliate of any Seller for the conduct of the Business, and the manner in which and the amount that the Company has compensated Seller or such Affiliate for the costs of providing such services or use.

(b) Except as set forth on Schedule 3.23(b), no officer, director, or Employee or any individual in any such officer’s, director’s, or employee’s Family, (i) is a party to any Contract with the Company, (ii) has an interest in any property (real or personal, tangible or intangible) owned, leased, or licensed by the Company or otherwise used in the conduct of the Business, (iii) provides any goods or services to the Company (other than in such person’s capacity as an officer, director, or Employee), or (iv) has an interest in any Person that is a customer of, or supplier or vendor to, the Company.

Section 3.24 Insurance. Schedule 3.24 sets forth a correct list of all policies of fire, liability, medical, workers’ compensation, title, and other forms of insurance owned or held by the Company or any Seller or any Affiliate of any Seller and applicable to the Company, the Business, or the Company’s properties, or assets copies of which have been made available to Purchaser (collectively, the “Insurance Policies”). All of the Insurance Policies are valid, in full force and effect, and enforceable, all premiums thereunder have been paid in full, and no notice of cancellation or termination has been received by any Seller or any Affiliate of any Seller with respect to any of the Insurance Policies. The Company is and has been in compliance with all such Insurance Policies. Taken together, the Insurance Policies (a) provide adequate insurance coverage for the properties and assets of the Company, and the operation of the Business for all risks normally insured against by a Person carrying on the same business or businesses as the Business and for all risks to which the Company is normally exposed and (b) are sufficient for compliance with all (i) applicable Laws and (ii) Contracts to which the Company is a party or by which the Company or any of its properties or assets is bound. Schedule 3.24 also sets forth a correct list of all claims which have been made by or on behalf of the Company since January 1, 2020 under any of the Insurance Policies, including any claims that are currently pending.

Section 3.25 Brokers. No broker, finder, or investment bank is entitled to any brokerage, finder’s, or similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Sellers or the Company.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers as of the date hereof and as of the Closing Date (as though made on the Closing Date) as follows:

Section 4.1 Organization; Authorization of Purchaser. Purchaser is validly existing and in good standing under the Laws of the State of Delaware. Purchaser has all requisite corporate power and authority to execute, deliver, and perform this Agreement and its Related Agreements and to consummate the Transactions. The execution, delivery, and performance by Purchaser of this Agreement and its Related Agreements and the consummation by Purchaser of the applicable Transactions have been validly authorized by all necessary corporate action by Purchaser. Purchaser has validly executed and delivered this Agreement and, at or prior to the Closing, Purchaser shall have validly executed and delivered each of its Related Agreements. This Agreement constitutes, and each Related Agreement will after the Closing constitute, legal, valid, and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to the Enforceability Limitations.

Section 4.2 Governmental Consents; No Conflicts.

(a) The execution, delivery, and performance by Purchaser of this Agreement and its Related Agreements, and the consummation by Purchaser of the Transactions do not and will not require any Consent of or with any Governmental Authority, other than (i) any Consent the failure of which to be obtained would not be material to Purchaser or prevent or materially delay the consummation by Purchaser of the Transactions and (ii) any Consent that is required as a result of any facts or circumstances relating solely to any Seller or any of its Affiliates (including the Company).

(b) The execution, delivery, and performance by Purchaser of this Agreement and its Related Agreements, and the consummation by Purchaser of the Transactions, do not and will not violate, conflict with, result in a breach, cancellation, or termination of, constitute a default under, result in the creation of any Lien on any of the properties or assets of Purchaser under, or result in a circumstance that, with or without notice or lapse of time or both, would constitute any of the foregoing under (i) any Law or Order applicable to or binding on Purchaser or any of its properties or assets, (ii) any material Contract to which Purchaser is a party or by which Purchaser or any of its properties or assets is bound, (iii) any Permit held by Purchaser, or (iv) any of the Organizational Documents of Purchaser except, in the case of each of clauses (i), (ii), and (iii), where such violation, conflict, breach, cancellation, termination, or default would not prevent or delay the consummation by Purchaser of the Transactions.

Section 4.3 Proceedings. There are no Proceedings pending or, to Purchaser’s Knowledge, threatened by or against Purchaser or any of its Affiliates with respect to this Agreement or the Transactions or that, if determined adversely to Purchaser, would prevent or delay the consummation by Purchaser of the Transactions.

Section 4.4 Brokers. No broker, finder, or investment bank is entitled to any brokerage, finder’s, or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser.

ARTICLE V
PRE-CLOSING COVENANTS AND AGREEMENTS

Section 5.1 Access to Information. From the date of this Agreement until the Closing Date, Sellers shall give Purchaser and its Representatives full access, upon reasonable advance notice and during normal business hours, to the offices, facilities, books, and records of the Company and the Company’s Business, shall make the officers and employees of the Business and the Company available to Purchaser and its Representatives as they may from time to time request, and shall provide Purchaser and its Representatives with any and all additional information concerning the Company or the Business as they may from time to time request. Notwithstanding the foregoing, Purchaser covenants and agrees that such access shall not unnecessarily interfere with the Company’s or its employees’ business operations. As permitted by applicable Law, Sellers shall have the right to have a Representative present during any inspections, interviews, and examinations conducted at the offices or facilities owned or leased by the Company.

Section 5.2 Conduct of Business Pending the Closing. From the date of this Agreement until the Closing Date, Sellers shall, and shall cause the Company to, operate the Business in the Ordinary Course of Business. Consistent with the foregoing, Sellers shall cause the Company to keep and maintain the assets of the Company in good operating condition and repair and to use its commercially reasonable best efforts consistent with good business practice to maintain the business organization of the Company intact and to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors, and others having business relations with the Company. Sellers shall not, and shall not permit the Company to, take any action that would, or that reasonably would be expected to, result in any of the conditions to Closing set forth in ARTICLE VII not being satisfied. Without limiting the generality of the foregoing, except as set forth on Schedule 5.2 or to the extent Purchaser otherwise Consents (which consent shall not be unreasonably withheld, delayed or denied) in writing, prior to the Closing, Sellers shall not, and shall cause the Company not to:

(a) amend the Organizational Documents of the Company;

(b) (i) issue or sell any Equity Interests of the Company, (ii) grant any options, warrants, calls, or other rights to purchase or otherwise acquire any Equity Interests of the Company, or (iii) split, combine, reclassify, cancel, redeem, or repurchase any Equity Interests of the Company;

(c) sell, lease, transfer, or otherwise dispose of, or incur any Lien (other than a Permitted Lien) on, any properties or assets of the Company, or used, held for use or useful in the operation of the Business;

(d) except for Equipment and Truck Indebtedness incurred on or prior to the Closing Date, make any capital expenditures in an aggregate amount of more than Ten Thousand Dollars ($10,000);

(e) except for Equipment and Truck Indebtedness incurred on or prior to the Closing Date, create, incur, guarantee, or assume any Indebtedness in an aggregate amount of more than Ten Thousand Dollars ($10,000);

(f) enter into any transaction between the Company, on the one hand, and any Seller or any Affiliate of any Seller, on the other hand, that (i) is not on an arm’s-length basis or (ii) would be binding on the Company or the Business after the Closing;

(g) make any loans, advances, or capital contributions to, or investments in, any other Person (including any Affiliate);

(h) acquire any business, Equity Interests, or assets of any other Person (whether by merger, sale of Equity Interests, sale of assets, or otherwise);

(i) create any Subsidiary;

(j) enter into any new line of business;

(k) adopt or enter into any Benefit Plan or grant any equity or equity-based award;

(l) hire or engage any employee who would be an Employee or consultant;

(m) create, amend or modify any collective bargaining agreement or other agreement with a labor union or works council;

(n) (i) amend or modify in any material respect any Contract, (ii) terminate, not renew, or extend any Material Contract, or (iii) enter into a Contract that, if entered into prior to the date hereof, would have been a Material Contract, Real Property Lease, Outbound IP License, or Inbound IP License, provided that this provision shall not prevent the Company from entering into or modifying any customer Contract in the Ordinary Course of Business;

(o) make any change in any accounting principle, policy, or procedure used by the Company or the Business (other than regarding Taxes, which shall be governed by paragraph (p) below), other than changes required by GAAP or applicable Law;

(p) make or change any Tax election, change any annual Tax accounting period, file any amended Tax Return, enter into any agreement with respect to Taxes with any Governmental Authority (including a closing agreement under Section 7121 of the Code), settle any Tax claim or assessment, surrender any right to claim a refund for Taxes, consent to any extension or waiver of the limitation period applicable to any Taxes, make any voluntary Tax amnesty or similar filing or adopt or change any accounting principle, policy, or procedure used by the Company regarding Taxes;

(q) accelerate or delay collection of any notes or Accounts Receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course of Business;

(r) delay or accelerate payment of any Accounts Payable or other Liability beyond or in advance of its due date or the date when such Liability would have been paid in the Ordinary Course of Business;

(s) offer any rebates, discounts, commissions, incentives, or inducements for the purchase of products or services that are materially different from those rebates, discounts, commissions, incentives or inducements offered by the Company in the Ordinary Course of Business, or engage in any form of “channel stuffing” or other activity that could reasonably be expected to result in a reduction, temporary or otherwise, in the demand for the Company’s products and services following the Closing;

(t) make any material change in the Company’s general pricing practices or policies or any change in the Company’s credit or allowance practices or policies other than in the Ordinary Course of Business;

(u) declare, set aside, or pay any dividend or any other distribution with respect to the Contributed Membership Interests, except for distributions to Sellers to be used exclusively to pay their respective (i) annual state and Federal income taxes arising from Sellers’ respective equity in the Company and Tribeca Automotive for calendar year 2023 and (ii) estimated quarterly installments of the foregoing for each calendar quarter that ends prior to the Closing Date, and in each case as calculated in good faith by Sellers’ and their accountants, which shall take into account amounts shown on Internal Revenue Service Form 1065 filed by the Company and similar state or local forms filed by the Company for calendar year 2022 and such other adjustments as in the reasonable business judgment of Sellers’ and their accountants are necessary or appropriate to reflect the profits, if any, of the Company for calendar year 2023;

(v) make any changes in its accounting systems, policies, or practices;

(w) (i) commence any material Proceeding; (ii) settle any material Proceeding (other than the Class Action Litigation and the Landlord Litigation identified on Schedule 3.18(a) and only in the event that the aggregate settlement amount is less than or equal to $2,500,000) or (iii) cancel any other debts owed to or claims held by the Company other than, in the case of this sub-clause (iii), in the Ordinary Course of Business;

(x) adopt a complete or partial plan of liquidation, dissolution, restructuring, recapitalization, bankruptcy, suspension of payments, or other reorganization; or

(y) agree to do, approve, or authorize any of the foregoing.

Section 5.3 Consents and Approvals.

(a) On the terms and subject to the conditions of this Agreement, each Party shall use its reasonable best efforts to cause the Closing to occur as promptly as practicable after the date of this Agreement, including taking all reasonable actions necessary (i) to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing, (ii) to obtain all Consents from third parties necessary or appropriate to permit the consummation of the Transactions, and (iii) to obtain or make each Consent of or with a Governmental Authority that, if not obtained or made, would adversely affect the ability of the Parties to consummate the Transactions; provided, however, that neither Party shall have any obligation to offer or pay any consideration (or incur any obligation) in order to obtain any such Consents; and provided, further, that Sellers shall not make any agreement or understanding affecting the Contributed Membership Interests, the Company, or the Business as a condition for obtaining any such Consents except with the prior written Consent of Purchaser.

(b) In furtherance and not in limitation of the covenants of the Parties contained in this Section 5.3, the Parties shall (i) cooperate and consult with each other in (A) determining, as promptly as possible, whether any filings or notifications are required to be made with, or actions or nonactions, waivers, expirations or terminations of waiting periods, clearances, Consents or Orders are required to be obtained from, any Governmental Authorities in connection with the execution and delivery of this Agreement and the consummation of the Transactions and (B) timely making all such filings and notifications and timely seeking all such actions or nonactions, waivers, expirations or terminations of waiting periods, clearances, Consents or Orders, (ii) respond promptly to inquiries from any Governmental Authority in connection with any filings or notifications made pursuant to this Section 5.3 and supply as promptly as practicable, and (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Transactions.

(c) As soon as practicable, each Party shall, or shall cause its applicable Affiliate to, use its reasonable best efforts in cooperation with the other Party to take any action (including submitting relevant applications and supplementary information) that may be necessary or required by an applicable Governmental Authority to amend, modify, or apply for the transfer or replacement of the Permits set forth on Schedule 3.13 in the name of the Company or Purchaser, as appropriate, effective as of the Closing or as promptly thereafter as practicable. Until any such amendment, modification, transfer or replacement of the Permits set forth on Schedule 3.13 becomes effective, Sellers shall, or shall cause their respective Affiliates to, use its reasonable best efforts to preserve and maintain the status of the Permits as in effect immediately prior to the Closing and the Business, Purchaser and the Company shall have the right to operate under such Permits.

(d) In furtherance and not in limitation of the covenants of the Parties contained in this Section 5.3, subject to applicable legal limitations, each Party agrees to (i) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (ii) keep the other apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by such Party from, or given by such Party to, any third party or any Governmental Authority with respect to such Transactions, (iii) permit the other Party to review and incorporate the other Party’s reasonable comments in any communication to be given by it to any Governmental Authority with respect to any filings or notifications required to be made with, or actions or nonactions, waivers, expirations or terminations of waiting periods, clearances, Consents or Orders required to be obtained from, such Governmental Authority in connection with execution and delivery of this Agreement and the consummation of the Transactions, and (iv) consult with the other in advance of and not participate in any meeting or discussion relating to the Transactions, either in person or by telephone, with any Governmental Authority in connection with the Transactions unless it gives the other Party the opportunity to attend and observe, provided the Governmental Authority agrees to allow the other Party to attend. Each Party shall use its reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.3(d) in a manner so as to preserve any applicable privilege.

(e) Sellers shall furnish or cause to be furnished to Purchaser all information concerning the Company that may be reasonably required or requested for inclusion in the Registration Statement, including required financial statements (including pro forma financial statements) of the Business prepared in accordance with SEC guidance including the requirements of Regulation S-X and a related Consent from the Business’s independent public accountants, and will cooperate with Purchaser, and the Underwriters in the preparation of the Registration Statement and the prospectus included in the Registration Statement, and otherwise cooperate with Purchaser in its due diligence and activities in preparation of the Registration Statement.

(f) If at any time during the pre-Closing period in which a prospectus relating to the IPO is required to be delivered under the Securities Act, any information contained in the prospectus as provided to Sellers concerning any Seller or the Company becomes inaccurate or incomplete in any material respect, Sellers shall promptly so advise Purchaser and provide the information necessary to correct any such inaccuracy or to complete any such incomplete information. Purchaser shall give the Company an opportunity to review and comment on the Registration Statement and all amendments prior to their being filed.

(g) As requested by Purchaser, the Company and Sellers shall cooperate in the audit of the Company’s financial statements by Purchaser’s accountants (at Seller’s expense, provided, that such audit (less the cost of a review of the Company’s financial statements) to be completed at Purchaser’s expense) in preparation of the Registration Statement. Notwithstanding the foregoing or anything else in this Agreement to the contrary, Purchaser and its Affiliates shall not be required to (i) propose, offer, commit, agree, or consent to (A) sell, divest, lease, license, transfer, hold separate, or otherwise dispose of any assets, businesses, products or product lines of Purchaser, any of its Affiliates, or the Company, (B) terminate, amend, or modify any existing relationships, ventures, contractual rights or Liabilities of Purchaser, any of its Affiliates, or the Company, or (C) take or agree to take any action that after the Closing would limit the freedom of Purchaser, any of its Affiliates, or the Company with respect to, or its ability to retain, one or more of its or its Affiliates’ (including the Company’s) businesses, product lines, or assets, (ii) contest, defend, or resist any Proceeding brought or threatened to be brought challenging or seeking to enjoin, restrain, prohibit, or otherwise make illegal any of the Transactions, or (iii) appeal or seek to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that enjoins, restrains, prohibits, or otherwise makes illegal any of the Transactions.

Section 5.4 Road Shows. In connection with this Agreement, the Company and its Affiliates shall make available the Company’s executives to participate in customary “road show” presentations that may be reasonably requested by Purchaser, which reasonable and documented out-of-pocket costs and expenses shall be borne by Purchaser.

Section 5.5 Publicity. Except as required by applicable Law, no publicity, release, disclosure, or announcement of or concerning this Agreement or the Transactions contemplated hereby shall be issued by any Party or any Affiliate or Representative of such Party, without the advance written Consent of Purchaser. Purchaser shall be permitted to make disclosures concerning this Agreement and the other Related Agreements and the Transactions (a) to prospective investors and lenders in connection with financings and acquisitions that it is contemplating; and (b) as required by any Governmental Authority, including pursuant to any applicable securities exchange rules.

Section 5.6 Notification of Certain Matters. From the date of this Agreement until the Closing Date, each Party shall give the other Party prompt written notice of: (a) any event, change, or occurrence that (i) causes, or would reasonably be expected to cause, any representation or warranty of such Party set forth in this Agreement to be untrue or inaccurate in any material respect or (ii) causes, or would reasonably be expected to cause, such Party to fail to perform or comply with in any material respect any covenant or agreement of such party in this Agreement; and (b) any Proceeding commenced or, to Sellers’ Knowledge or Purchaser’s Knowledge, as applicable, threatened against or otherwise affecting such Party with respect to the Transactions. No such notification will affect any of the representations, warranties, covenants, agreements, rights, or remedies of the Parties contained in this Agreement.

Section 5.7 Exclusivity. From the date of this Agreement until the earlier of (i) the termination of this Agreement pursuant to ARTICLE VIII and (ii) the Closing Date, Sellers shall not, and shall cause the Company not to, directly or indirectly, (a) solicit, initiate, or encourage the submission of any proposal or offer from any other Person relating to a potential business combination with or acquisition of the Company or the Business (whether by way of merger, purchase of Equity Interests, purchase of assets, or otherwise) or any portion of the Equity Interests or assets of the Company (a “Competing Transaction”), (b) participate in or continue any activities, discussions, or negotiations regarding a Competing Transaction, or (c) provide information regarding the Company or the Business to, or enter into or agree to enter into any Contract with, any Person, other than Purchaser and its Representatives, in connection with a possible Competing Transaction with such Person. Sellers shall, and shall cause their Representatives to, immediately cease any existing activities, discussions, and negotiations with any other Person with respect to any of the foregoing. Sellers shall immediately advise Purchaser orally and in writing of the receipt by any Seller or any of its Representatives of any oral or written communication, proposal, offer, or inquiry from any other Person regarding a Competing Transaction, including the identity of the Person making the same and the material terms and conditions of any proposal or offer.

Section 5.8 Insurance. The Company and Sellers shall keep, or cause to be kept, all of the Insurance Policies set forth on Schedule 3.24, or suitable replacements therefor, in full force and effect through the close of business on the Closing Date.

Section 5.9 Intercompany Accounts and Contracts. Prior to the Closing, Sellers shall take (or cause the Company or its Affiliates to take) such actions as are necessary to (a) settle, effective as of or prior to the Closing, all intercompany accounts (except the Contracts for Equipment and Truck Indebtedness incurred on or prior to the Closing Date between the Company, on the one hand, and its Affiliate, Tribeca Automotive, on the other hand) so that, as of the Closing, there are no intercompany Liabilities, fees, payables, or receivables between the Company, on the one hand, and Sellers or any of their respective Affiliates, on the other hand, and (b) terminate, effective as of the Closing, all intercompany Contracts (or portions thereof), services, support, and other arrangements, whether written or oral (except the Contracts for Equipment and Truck Indebtedness incurred on or prior to the Closing Date between the Company, on the one hand, and its Affiliate, Tribeca Automotive, on the other hand, and except for the Contracts set forth on Schedule 5.9), between the Company, on the one hand, and any Seller or its Affiliates, on the other hand, and, from and after the Closing, no further rights or Liabilities of any party shall continue under such terminated Contracts (or portions thereof), services, support, or arrangements.

Section 5.10 Resignations. On or prior to the Closing Date, Sellers shall cause each officer and director of the Company requested by Purchaser to tender his or her resignation from such position effective as of the Closing.

Section 5.11 Underwriter Lock-Up Agreement. Prior to the initial public filing of the Registration Statement, Sellers shall sign the form of lock-up agreement provided by the Underwriters.

ARTICLE VI
ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1 Taxes.

(a) Tax Returns.

(i) Sellers will, at its expense, prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company for all taxable periods ending on or prior to the Closing Date that are required to be filed after the Closing Date. All such Tax Returns shall be prepared and filed in a manner that is consistent with the past practices of the Company, unless otherwise required by applicable Law. No later than thirty (30) days prior to the due date for filing any such Tax Return, Sellers shall deliver or cause to be delivered to Purchaser a draft of such Tax Return for Purchaser’s review, comment and consent (such consent shall not be unreasonably withheld, delayed or conditioned). Sellers shall timely pay or cause to be timely paid all Taxes due and payable with respect to such Tax Returns.

(ii) Purchaser will prepare and file, or cause to be prepared and filed, all Tax Returns of the Company for all Straddle Periods. Unless otherwise required by applicable Law, all such Tax Returns attributable to a Pre-Closing Tax Period shall be prepared and filed in a manner that is consistent with the past practices of the Company. No later than thirty (30) days prior to the due date for filing any such Tax Return for a Pre-Closing Tax Period, Purchaser shall deliver or cause to be delivered to Sellers a draft of such Tax Return and will permit Sellers to review and comment on such Tax Return. Sellers shall pay, or cause to be paid, to Purchaser within fifteen (15) days after the date on which Taxes are paid with respect to a Pre-Closing Tax Period.

(b) Straddle Period. For any Straddle Period, for purposes of this Agreement, Taxes shall be attributable to the portion of such period ending on the Closing Date in an amount equal to: (i) in the case of any gross receipts, income, payroll, sales, or similar Taxes, the portion of such Taxes allocable to the portion of the Straddle Period ending on or before the Closing Date, as determined on the basis of the deemed closing of the books and records of the Business at the end of the Closing Date and (ii) in the case of any Taxes other than gross receipts, income, or similar Taxes, the Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period from the beginning of the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

(c) Cooperation on Tax Matters. After the Closing, Sellers and Purchaser shall reasonably cooperate in preparing and filing all Tax Returns to the extent such filing requires one Party to provide necessary information, records, and documents relating to the Company to the other Party; provided that Purchaser shall not have any obligation to provide or furnish to Sellers any income Tax Return or any consolidated, combined or unitary group Tax Return or portion thereof (including any work papers or related documentation) of Purchaser or its Affiliates. Sellers and Purchaser shall cooperate in the same manner in defending or resolving any audit, examination, or litigation relating to Taxes. Each of Sellers and Purchaser shall retain all Tax Returns and other documents in its possession relating to Tax matters with respect to the Company for any taxable period (or portion thereof) that begins prior to the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and documents relate.

(d) Transfer Taxes. All Transfer Taxes shall be paid by Sellers when due, and the Party required by applicable Law to file any Tax Return related to Transfer Taxes shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, the other Party shall join in the execution of any such Tax Returns and other documentation. The Party responsible for filing any such Tax Returns shall provide to the other Party evidence of timely filing and payment of all such Transfer Taxes. All expenses incurred in connection with the preparation and filing of any applicable Tax Return with respect to Transfer Taxes shall be paid by Sellers when due.

(e) Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, Purchaser and the Company shall not be bound thereby or have any liability thereunder.

(f) Intended Tax Treatment. It is intended that the contribution of the Contributed Membership Interests shall be treated as a contribution of the Contributed Membership Interests by Sellers to Purchaser in exchange for Purchaser Common Stock pursuant to Section 351(a) of the Code, for U.S. federal income Tax purposes and, as applicable, state and local income Tax purposes as part of a single integrated transaction with the issuances of Purchaser Common Stock pursuant to the IPO and acquisition of certain other Combining Companies. The Parties shall file all income Tax Returns in a manner consistent with such intent, and shall not voluntarily take any position inconsistent therewith upon examination of any such Tax Return, in any Tax Proceeding or otherwise unless otherwise required to do so pursuant to a final determination within the meaning of Section 1313 of the Code.

Section 6.2 Books and Records; Access and Assistance.

(a) On the Closing Date, Sellers shall deliver or cause to be delivered to Purchaser or the Company any Business Records and other accounting, legal, auditing, Tax, and other books and records of the Business relating to (i) the conduct of the Business or (ii) the ownership of the Company, in each case prior to the Closing Date, that are not otherwise in the possession of the Company.

(b) For a period of seven (7) years after the Closing Date, Purchaser shall retain, or cause a Subsidiary to retain, all Business Records and other accounting, legal, auditing, Tax, and other books and records of the Business relating to (i) the conduct of the Business or (ii) the ownership of the Company, in each case prior to the Closing Date. Notwithstanding the foregoing, Purchaser may dispose of any such Business Records or other books and records during such seven (7) year period if the same are first are offered in writing to Sellers and not accepted by any Seller within thirty (30) days of such offer.

(c) After the Closing Date, Purchaser shall permit Sellers and their Representatives to have reasonable access to, and to inspect and copy, at Sellers’ expense, any Business Records and other books and records referred to in Section 6.2(b) that Sellers require for financial reporting, or accounting purposes. Sellers shall keep confidential all such Business Records and other books and records in accordance with Section 6.3(b).

(d) If after the Closing either Party is contesting or defending against any Proceeding, hearing, investigation, claim, or demand relating to (i) any Transaction or (ii) any fact, situation, condition, event, action, failure to act, or transaction occurring prior to the Closing Date involving the Company or the Business, the other Party shall (A) fully cooperate with the contesting or defending party and its counsel in, and assist the contesting or defending party and its counsel with, the contest or defense, (B) make available such other Party’s personnel (including for purposes of fact finding, consultation, interviews, depositions, and, if required, as witnesses), and (C) provide such information, testimony, and access to its books and records, in each case as shall be reasonably requested in connection with the contest or defense, all at the sole cost and expense (not including employee compensation and benefits costs) of the contesting or defending Party; provided, however, that the foregoing shall not apply to any matter for which the contesting or defending Party is seeking indemnification under ARTICLE IX or involving a dispute between the Parties.

Section 6.3 Confidentiality.

(a) Purchaser acknowledges that the information being provided to it in connection with the Transactions is subject to the Confidentiality Agreement. Effective upon the Closing, and without further action by any Party, the Confidentiality Agreement shall terminate.

(b) Following the Closing, Sellers shall, and shall cause its Affiliates to, keep confidential all information relating to the Company, and the Business, except to the extent such information is required to be disclosed by applicable Law, in which case Sellers shall (i) provide Purchaser with prompt written notice of such requirement (unless prohibited by applicable Law or Governmental Authority) so that Purchaser may seek an appropriate protective order or other remedy or waive compliance, in whole or in part, with this Section 6.3(b), (ii) cooperate with Purchaser, at Purchaser’s expense, to obtain such protective order or other remedy, (iii) disclose only the portion of that information Sellers or their Representative is advised in writing by its counsel is legally required to be disclosed, (iv) before making any disclosure, provide Purchaser with the text of the proposed disclosure and consider in good faith Purchaser’s suggestions concerning the scope and content of the information to be disclosed, and (v) use its commercially reasonable efforts to preserve the confidentiality of all information so disclosed.

(c) Effective as of the Closing, Sellers hereby assign to Purchaser all of Sellers’ rights under all confidentiality agreements entered into by Sellers with any Person in connection with the proposed sale of the Company, to the extent such rights relate to the Company, or the Business and are assignable. Sellers shall hold, maintain, and, upon Purchaser’s request and at its expense, enforce any such rights that are not assignable. At the Closing, Sellers shall deliver to Purchaser all confidentiality agreements entered into by any Seller with any Person in connection with the proposed sale of the Company.

Section 6.4 Agreement Not to Compete or Solicit.

(a) In furtherance of the contribution of the Contributed Membership Interests to Purchaser under this Agreement and to more effectively protect the value and goodwill of the Company and the Business represented thereby, Sellers covenant and agree that, during the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, Sellers shall not and shall cause its Affiliates not to, directly or indirectly:

(i) own, manage, operate, control, participate in, consult or perform services for, sell materials to, or otherwise carry on, whether as principal, agent, independent contractor, consultant, partner, or otherwise, any business similar to or competitive with the Business anywhere in the United States (it being acknowledged by Sellers that the Business has been conducted or is proposed to be conducted throughout such area and such geographic restriction is reasonable and necessary to protect the value and goodwill of the Company and the Business). For the avoidance of doubt, “Business” does not include: (i) auto towing as a sub-hauler for the Purchaser and its Subsidiaries; and (ii) activities in the automobile towing service industry of no more than two (2) passenger automobiles per towing vehicle;

(ii) induce or encourage, or attempt to induce or encourage, any customer, vendor, supplier, licensor, licensee, or other business relation of the Combining Companies or the Combined Business to cease doing business with the Combining Companies or the Combined Business or in any way interfere with the relationship between the Combining Companies or the Combined Business on the one hand and any customer, vendor, supplier, licensor, licensee, or other business relation of the Combining Companies or the Combined Business on the other hand; or

(iii) induce, encourage, solicit or recruit, or attempt to solicit or recruit, any officer, employee, independent contractor, representative, or agent of the Combining Companies or any Employee to leave the employ of the Combining Companies or the Combined Business or hire any such individual.

(b) Notwithstanding the foregoing, (i) nothing in Section 6.4(a) shall prohibit any Seller or its Affiliates from being a passive owner of not more than five percent (5%) of the outstanding Equity Interests of any Person that is publicly traded, so long as no Seller and its Affiliates have any active participation in the business of such Person, and (ii) nothing in Section 6.4(a)(iii) shall prohibit any Seller or its Affiliates from (A) making general employment solicitations, not specifically directed at employees of the Business or the Company, and hiring any individuals who respond to such solicitations or (B) soliciting, recruiting, or hiring any individual who has not been employed by the Business or the Company for at least six (6) months, so long as no Seller and its Affiliates had any contact with such individual in violation of Section 6.4(a)(iii) prior to the end of such individual’s employment with the Business or the Company.

(c) Sellers acknowledge and agree that (i) the covenants set forth in this Section 6.4 are reasonable in geographical and temporal scope and in all other respects, (ii) Purchaser would not have entered into this Agreement and the Related Agreements but for the covenants of Sellers contained herein, (iii) the covenants contained herein have been made in order to induce Purchaser to enter into this Agreement from which Sellers will receive substantial benefit, and (iv) if, at the time of enforcement of the covenants set forth in this Section 6.4, a court shall hold that the duration, scope, or area restrictions stated therein are unreasonable under circumstances then existing or are too onerous and are not necessary for the protection of Purchaser, the Parties agree that the maximum duration, scope, or area reasonable under such circumstances shall be instituted for the stated duration, scope, or area or that such court may impose lesser restrictions which such court may consider to be necessary or appropriate to properly protect Purchaser.

(d) Sellers agree that the remedies at law for any breach of the provisions of this Section 6.4 would be inadequate and that, in addition to any other remedies that Purchaser may have, Purchaser shall be entitled to seek temporary and permanent injunctive relief without the necessity of proving actual damages or posting bond. To the extent that any part of this Section 6.4 may be invalid, illegal or unenforceable for any reason, it is intended that such part shall be enforceable to the extent that a court of competent jurisdiction shall determine that such part, if more limited in scope, would have been enforceable.

Section 6.5 Release. Effective as of the Closing, Sellers, for itself and on behalf of their respective Affiliates, and each of their respective successors, assigns, heirs, and executors (each, a “Releasor”), hereby irrevocably, knowingly, and voluntarily release, discharge, and forever waive and relinquish all claims, demands, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions, and causes of action of whatever kind or nature, whether known or unknown, which any Releasor has, may have, or may assert now or in the future against the Company, the Business, any current or former officer, director, manager, employee, agent, or representative of the Company, the Business, or any of their respective successors, assigns, heirs, and executors arising out of, based upon, or resulting from any Contract, transaction, event, circumstance, action, failure to act, occurrence, or omission of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted, or begun prior to the Closing. Notwithstanding the foregoing, nothing in this Section 6.5 shall be deemed to release or waive any rights or remedies of any Releasor under the Agreement or the Related Agreements.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions are subject to the satisfaction (or waiver by each of Sellers and Purchaser) of the following conditions as of the Closing Date:

(a) Injunction. No Governmental Authority shall have entered or issued any Order preventing, enjoining, or making illegal the consummation of any of the Transactions and no Law shall have been enacted or shall be deemed applicable to any of the Transactions which makes the consummation of any of such Transactions illegal.

(b) Registration Statement. The Registration Statement has been declared effective.

(c) IPO Share Price. The IPO Share Price shall be not less than $12.75 per share.

(d) Other Closings. Closing of the other Combination Agreements and closing of the IPO have both taken place concurrently with the closing of this Agreement.

Section 7.2 Additional Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the Transactions are subject to the satisfaction (or waiver by Purchaser) of the following additional conditions as of the Closing Date:

(a) Representations and Warranties. Each of the representations and warranties of Sellers shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent any such representations and warranties speaks as of the date of this Agreement or any other specific date, in which case such representations and warranties shall be true and correct as of such date).

(b) Performance of Obligations. Sellers shall have performed or complied with in all material respects all covenants and agreements required to be performed or complied with by Sellers under this Agreement on or prior to the Closing Date.

(c) No Proceedings. No Proceeding shall be pending by or before any Governmental Authority seeking to, or wherein an unfavorable Order would, (i) prevent the consummation of any of the Transactions, (ii) make illegal any of the Transactions, (iii) cause any of the Transactions to be rescinded following the Closing, or (iv) impose any conditions, restrictions, undertakings, or limitations that, individually or in the aggregate, in the reasonable judgment of Purchaser, would impair, or could reasonably be expected to impair, the ability of Purchaser to consummate any of the Transactions or would adversely affect, or could reasonably be expected to adversely affect, the expected economic benefits to Purchaser arising from the consummation of the Transactions.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall have been no Material Adverse Effect.

(e) Required Consents. Purchaser shall have received the written Consents set forth on Schedule 1.5(h) in form and substance satisfactory to Purchaser.

(f) Lien Release. Any and all Liens on the Contributed Membership Interests and any and all Liens (other than Permitted Liens) on the properties and assets of the Company shall have been terminated and released pursuant to documentation in form and substance satisfactory to Purchaser.

(g) Closing Deliveries. Purchaser shall have received from Sellers and the Company, as applicable, each delivery required pursuant to Section 1.5.

(h) IPO. Purchaser shall have approved the pricing and other terms of the IPO.

No waiver by Purchaser of any condition based on the accuracy of any representation or warranty of any Seller, or on any Seller’s performance of or compliance with any covenant or agreement, will affect any right to indemnification or other remedy of Purchaser or any other Purchaser Indemnified Party provided for in this Agreement based on such representation, warranty, covenant, or agreement.

Section 7.3 Additional Conditions to Obligations of Sellers. The obligations of Sellers to consummate the Transactions are subject to the satisfaction (or waiver by Sellers) of the following additional conditions as of the Closing Date:

(a) Representations and Warranties. Each of the Fundamental Representations of Purchaser shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent any such Fundamental Representation speaks as of the date of this Agreement or any other specific date, in which case such Fundamental Representation shall be true and correct as of such date). Each of the other representations and warranties of Purchaser set forth in ARTICLE IV shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall be true and correct as of such date).

(b) Performance of Obligations. Purchaser shall have performed or complied with in all material respects all covenants and agreements required to be performed or complied with by Purchaser under this Agreement on or prior to the Closing Date.

(c) Closing Deliveries. Sellers shall have received from Purchaser each delivery required pursuant to Section 1.4.

No waiver by Sellers of any condition based on the accuracy of any representation or warranty of Purchaser, or on Purchaser’s performance of or compliance with any covenant or agreement, will affect any right to indemnification or other remedy of Sellers or any other Seller Indemnified Party provided for in this Agreement based on such representation, warranty, covenant, or agreement.

Section 7.4 Frustration of Closing Conditions. Neither Party may rely, whether as a basis for not consummating the Transactions or terminating this Agreement or otherwise, on the failure of any condition set forth in this ARTICLE VII to be satisfied if such failure was caused by such Party’s breach of this Agreement.

ARTICLE VIII
TERMINATION

Section 8.1 Termination. This Agreement may be terminated, and the Transactions may be abandoned, by written notice delivered by the terminating Party to the other Party (other than in the case of Section 8.1(a)) at any time prior to the Closing:

(a) by the mutual written agreement of Sellers and Purchaser;

(b) by either Sellers or Purchaser, if the Closing does not occur on or prior to May 31, 2024 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party whose breach of or failure to perform any of its representations, warranties, covenants, or agreements contained in this Agreement has been the cause of or has resulted in the failure of the Closing to occur on or prior to the Outside Date; provided, further, that if the sole reason that Closing has not occurred by the Outside Date is that the financial information included in Purchaser’s Registration Statement is required to be updated (gone “stale”) in accordance with SEC rules, July 31, 2024 will be substituted for May 31, 2024 as the Outside Date;

(c) By either Sellers or Purchaser, if any of the conditions set forth in Section 7.1 has become incapable of being satisfied on or prior to the Outside Date;

(d) by Purchaser, if any Seller breaches or fails to perform in any material respect any of its representations, warranties, covenants, or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.1 or Section 7.2 and (ii) (A) if capable of being cured, has not been cured by Sellers by the earlier of the Outside Date and the date that is ten (10) days after Sellers’ receipt of written notice from Purchaser stating Purchaser’s intention to terminate this Agreement pursuant to this Section 8.1(d) or (B) is incapable of being cured; or

(e) by Sellers, if Purchaser breaches or fails to perform in any material respect any of its representations, warranties, covenants, or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.1 or Section 7.3 and (ii) (A) if capable of being cured, has not been cured by Purchaser by the earlier of the Outside Date and the date that is ten (10) days after Purchaser’s receipt of written notice from Sellers stating Sellers’ intention to terminate this Agreement pursuant to this Section 8.1(e) or (B) is incapable of being cured.

Section 8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement will immediately become void and have no further force or effect, and neither Party will have any Liability to the other Party; provided, however, that (a) the first sentence of Section 6.3(a), this Section 8.2, and ARTICLE X will survive such termination and (b) no such termination will relieve either Party from Liability for any fraud, intentional misrepresentation, or intentional or willful breach of this Agreement by such Party prior to such termination.

ARTICLE IX
INDEMNIFICATION

Section 9.1 Survival.

(a) The Parties, intending to modify any applicable statute of limitations, agree that the respective representations and warranties of Sellers and Purchaser in this Agreement and in any certificate delivered pursuant to this Agreement, and the obligations of Sellers and Purchaser pursuant to Section 9.2 and Section 9.3, respectively, with respect to such representations and warranties, shall survive the Closing for a period of eighteen (18) months after the Closing Date, except that (i) the representations and warranties of Sellers in Section 3.14 (Benefit Plans), Section 3.15 (Employee and Labor Matters), Section 3.16 (Environmental Matters), and, in any certificate delivered pursuant to this Agreement relating to such Sections, and the obligations of Sellers pursuant to Section 9.2 with respect to such representations and warranties, shall survive the Closing until thirty (30) days following the expiration of the applicable statute of limitations, (ii) the representations and warranties made in Section 3.17 (Taxes) and the rights of indemnification related thereto and to Indemnified Taxes shall survive the Closing until the date that is sixty (60) days after the expiration of the applicable statute of limitations (and all extensions) with respect thereto, and (iii) the Fundamental Representations and the portion of any certificate delivered pursuant to this Agreement relating to the Fundamental Representations, and the obligations of Sellers and Purchaser pursuant to Section 9.2 and Section 9.3, respectively, with respect to the Fundamental Representations, shall survive the Closing indefinitely.

(b) The Parties agree that (i) the respective covenants and agreements of Sellers, the Company, and Purchaser contained in this Agreement that were to be performed at or prior to the Closing, and the obligations of Sellers and Purchaser pursuant to Section 9.2 and Section 9.3, respectively, with respect to such covenants and agreements, shall survive the Closing for a period of eighteen (18) months after the Closing Date and (ii) all other covenants and agreements contained in this Agreement, and the obligations of Sellers and Purchaser pursuant to Section 9.2 and Section 9.3, respectively, with respect to such covenants and agreements, shall survive for eighteen (18) months following the period of time for which such covenants or agreements are required to be performed.

(c) Notwithstanding the foregoing, (i) all representations, warranties, covenants, and agreements related to any claim for indemnification asserted within the applicable survival period set forth in Section 9.1(a) or Section 9.1(b) (if any), and the Indemnifying Person’s obligations pursuant to this ARTICLE IX, shall survive until all such claims shall have been finally resolved and payment in respect thereof, if any is required to be made, shall have been made and (ii) if, during the applicable survival period referred to in Section 9.1(a) or Section 9.1(b) (if any), the Indemnified Person becomes aware of facts or circumstances that could reasonably be expected to lead to a Third Party Claim, the Indemnifying Person’s obligations pursuant to this ARTICLE IX shall not terminate with respect to such potential Third Party Claim if the Indemnified Person notifies the Indemnifying Person of the general nature of such potential Third Party Claim in accordance with Section 9.6 prior to the end of the applicable survival period, whether or not a Third Party Claim is actually made or threatened against the Indemnified Person prior to the end of the applicable survival period.

Section 9.2 Indemnification by Sellers. From and after the Closing, subject to the provisions of this ARTICLE IX, Sellers shall jointly and severally indemnify Purchaser, its Affiliates (including the Company), and each of their respective Representatives, successors, and assigns (each, a “Purchaser Indemnified Party”) against, be liable to Purchaser Indemnified Parties for, and hold each Purchaser Indemnified Party harmless from any and all Losses suffered or incurred by such Purchaser Indemnified Party as a result of, arising out of, or relating to:

(a) any breach of or inaccuracy in any representation or warranty made by Sellers in ARTICLE III or in any certificate delivered pursuant to this Agreement;

(b) any breach of or failure by any Seller to perform any covenant or agreement of Sellers contained in this Agreement;

(c) any Indebtedness of the Company outstanding as of the Closing and not taken into account in calculating Closing Date Indebtedness for purposes of the Final Consideration;

(d) any Transaction Expenses not taken into account in calculating the Final Consideration;

(e) any Indemnified Taxes;

(f) any Employee Misclassification Costs, including the Class Action Litigation; and

(g) the Landlord Litigation.

Section 9.3 Indemnification by Purchaser. From and after the Closing, subject to the provisions of this ARTICLE IX, Purchaser shall indemnify Sellers, their Affiliates, and their Representatives, successors, and assigns (each, a “Seller Indemnified Party”) against, be liable to Seller Indemnified Parties for, and hold each Seller Indemnified Party harmless from any and all Losses suffered or incurred by such Seller Indemnified Party as a result of, arising out of, or relating to:

(a) any breach of or inaccuracy in any representation or warranty made by Purchaser in ARTICLE IV or in any certificate delivered pursuant to this Agreement;

(b) any breach of or failure by Purchaser to perform any covenant or agreement of Purchaser contained in this Agreement; and

(c) any personal guaranty or indemnity given by a Seller with respect to any Equipment and Truck Indebtedness entered into by the Company prior to the Closing Date, but in each case, only for Losses in connection with, that arise out of or relate to obligations due on or after the Closing Date.

Section 9.4 Certain Matters Relating to Indemnification.

(a) Sellers shall not be required to indemnify Purchaser Indemnified Parties under Section 9.2(a) unless the aggregate amount of Losses for which Sellers would, but for this Section 9.4(a), be required to indemnify under Section 9.2(a) exceeds the deductible amount of Ninety Thousand Dollars ($90,000) (the “Basket”) in which case Sellers shall indemnify Purchaser Indemnified Parties for all such Losses without regard to the Basket; provided, however, that the Basket will not apply to any Losses resulting from, arising out of, or relating to any breach of or inaccuracy in any of Sellers’ Fundamental Representations or any of Sellers’ representations or warranties set forth in Section 3.8(b) and Section 3.17 (Taxes). Sellers will not be required to indemnify Purchaser Indemnified Parties under (i) Section 9.2(a) for any Losses in excess of the Holdback Shares (the “Cap”); provided, however, that the Cap will not apply to any Losses arising out of or relating to any breach of or inaccuracy in any of Sellers’ Fundamental Representations or any of Sellers’ representations or warranties set forth in Section 3.17 (Taxes); provided, further, that the aggregate amount required to be paid by Sellers under Section 9.2(a) for breaches of any of Sellers’ Fundamental Representations will not exceed the Final Consideration; and (ii) Section 9.2(f) and Section 9.2(g) for any Losses that exceed $2,500,000, in the aggregate, as between this Agreement and the Purchase Agreement. Any indemnification payment to which any Purchaser Indemnified Party is entitled under Section 9.2 shall first be made as a payment to such Purchaser Indemnified Party from the Holdback Shares and, if and when the Holdback Shares had been depleted, any such payment shall be made by Sellers, it being understood that the Holdback Shares shall in no way limit the aggregate amount of indemnification to which any Purchaser Indemnified Party is entitled, subject to the provisions of this ARTICLE IX.

(b) Purchaser shall not be required to indemnify Seller Indemnified Parties under Section 9.3(a) unless the aggregate amount of Losses for which Purchaser would be required to indemnify under Section 9.3(a) exceeds the Basket, in which case Purchaser shall indemnify Seller Indemnified Parties for all such Losses without regard to the Basket it being understood that in determining whether the Basket has been satisfied, only Losses for claims under Section 9.2(a) that exceed the Basket shall be payable; provided, however, that the Basket will not apply to any Losses resulting from, arising out of, or relating to any breach of or inaccuracy in any of Purchaser’s Fundamental Representations.

(c) Notwithstanding anything in this Agreement to the contrary, if any representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement is qualified by materiality, “Material Adverse Effect,” or any other similar qualification, such qualification will be ignored and deemed not included in such representation or warranty for purposes of calculating the amount of Losses resulting from, arising out of, or relating to a breach or inaccuracy in any such representation or warranty.

(d) For the purposes of satisfying indemnification claims against Seller under this ARTICLE IX (including from the Holdback Shares), the Purchaser Common Stock shall be valued based on the Fair Market Value of the Purchaser Common Stock (as adjusted for stock splits, stock dividends and the like), at the time the indemnification claim shall have been finally resolved and payment is made in respect thereof; provided, however, that in lieu of any fractional share of Purchaser Common Stock, each Indemnified Person who would otherwise be entitled to such fractional share of Purchaser Common Stock shall be entitled to receive, at Sellers’ election, which election shall be made no later than five (5) Business Days following the final resolution of such indemnification claim, either (i) one share of Purchaser Common Stock or (ii) an amount in cash, without interest, rounded to the nearest cent, equal to the product of (A) such fractional amount and (B) the Fair Market Value of the Purchaser Common Stock (as adjusted for stock splits, stock dividends and the like) at the time the indemnification claim shall have been finally resolved and payment is made in respect thereof.

Section 9.5 Claims.

(a) As promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement not involving a Third Party Claim, the Indemnified Person shall give written notice of such claim to the Indemnifying Person (a “Claim Notice”); provided, however, that the failure of the Indemnified Person to promptly give such notice shall not relieve the Indemnifying Person of its obligations under this Agreement except to the extent (if any) that the Indemnifying Person is materially prejudiced thereby. The Claim Notice shall set forth in reasonable detail the facts and circumstances giving rise to such claim for indemnification (to the extent known by the Indemnified Person) and the amount of Losses suffered or incurred or that the Indemnified Person reasonably believes it will or may suffer or incur.

(b) If the Indemnifying Person does not object in writing to such claim within thirty (30) calendar days after receiving such Claim Notice, it shall be conclusively established for purposes of this Agreement that such claim is within the scope of and subject to indemnification pursuant to this ARTICLE IX and, subject to Section 9.4, the Indemnified Person shall be entitled to recover promptly from the Indemnifying Person, and the Indemnifying Person, shall promptly pay to the Indemnified Person, the amount of such claim (provided, however, that such recovery shall not limit the amount of any additional indemnification to which the Indemnified Person may be entitled pursuant to Section 9.2 or Section 9.3 in respect of such claim), and no later objection by the Indemnifying Person shall be permitted. If within such thirty (30) calendar day period the Indemnifying Person agrees that it has an indemnification obligation but objects that it is obligated to pay only an amount less than that set forth in the Claim Notice, the Indemnified Person shall nevertheless be entitled to recover from the Indemnifying Person, and the Indemnifying Person, shall promptly pay to the Indemnified Person, the lesser amount, without prejudice to the Indemnified Person’s claim for the difference. If within such thirty (30) calendar day period the Indemnifying Person objects in writing to such claim, then the amount of indemnification to which the Indemnified Person shall be entitled shall be determined by (x) the written agreement of the Indemnified Person and the Indemnifying Person, (y) a final Order of any court of competent jurisdiction, or (z) any other means to which the Indemnified Person and the Indemnifying Person shall agree (each, a “Final Determination”). The Order of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

Section 9.6 Notice of Third Party Claims; Assumption of Defense.

(a) As promptly as is reasonably practicable after receiving notice of the assertion of any claim or demand, or the commencement of any Proceeding, by any Person who is not an Indemnified Person in respect of which indemnification may be sought under this Agreement (a “Third Party Claim”), the Indemnified Person shall give a Claim Notice (in the form contemplated by Section 9.5(a)) to the Indemnifying Person in respect of such Third Party Claim; provided, however, that the failure of the Indemnified Person to promptly give such notice shall not relieve the Indemnifying Person of its obligations under this Agreement except to the extent (if any) that the Indemnifying Person is materially prejudiced thereby.

(b) The Indemnifying Person may, at its own expense, (i) participate in the defense of any such Third Party Claim and (ii) upon written notice delivered to the Indemnified Person within ten (10) Business Days of the receipt of the Claim Notice (subject to the conditions and limitations set forth below), assume and control the defense of such Third Party Claim with counsel reasonably acceptable to the Indemnified Person; provided, however, that as a condition precedent to the Indemnifying Person’s right to assume control of such defense, it must first: (A) agree in writing to provide indemnification to the Indemnified Person, subject to the limitations set forth in this ARTICLE IX, for Losses relating to such Third Party Claim; and (B) furnish the Indemnified Person with evidence reasonably satisfactory to the Indemnified Person that the Indemnifying Person is and will be able to fully satisfy such Liability; and provided further, however, that the Indemnifying Person shall not have the right to assume control of the defense of such Third Party Claim, and shall pay the fees and expenses of counsel retained by the Indemnified Person, if (1) such Third Party Claim seeks non-monetary relief (in whole or in part) or relates to or arises in connection with any criminal Proceeding, (2) the Indemnified Person reasonably believes an adverse determination with respect to such Third Party Claim would be detrimental to or injure the reputation or future business prospects of the Indemnified Person or any of its Affiliates, (3) the named parties in any such action (including any impleaded parties) include both the Indemnified Person and the Indemnifying Person (or their respective Affiliates) and the representation of both parties by the same counsel would be inappropriate due to actual or potential differing or conflicts of interest between them, (4) Sellers are the Indemnifying Person and such Third Party Claim seeks money damages in excess of the then-remaining portion of the Holdback Shares, (5) the Indemnifying Person fails to actively and diligently conduct the defense of such Third Party Claim, or (6) Sellers are the Indemnifying Person and the Indemnified Person reasonably believes the defense of such Third Party Claim would adversely affect the Indemnified Person’s relationship with any of its customers, suppliers, or other business relationships.

(c) If the Indemnifying Person is permitted to assume and control the defense of any Third Party Claim and elects to do so, the Indemnified Person shall have the right to employ counsel separate from the counsel employed by the Indemnifying Person in such Third Party Claim and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Person shall be at the expense of the Indemnified Person unless (i) the employment thereof has been specifically authorized by the Indemnifying Person in writing or (ii) a reasonable likelihood exists of a conflict of interest between the Indemnifying Person and the Indemnified Person.

(d) Regardless of which Party controls the defense of any Third Party Claim, the Parties shall, and shall cause their respective Affiliates to, cooperate in the defense or prosecution of such Third Party Claim, including by providing or making available to the controlling Party all witnesses, pertinent records, materials, and information relating thereto in such Party’s possession or under such Party’s control (or in the possession or control of any of its Representatives) as is reasonably requested by the controlling Party or its counsel.

Section 9.7 Settlement or Compromise.

(a) If the Indemnified Person is controlling the defense of any Third Party Claim, the Indemnified Person shall obtain the prior written Consent of the Indemnifying Person (such Consent not to be unreasonably withheld, conditioned, or delayed) before entering into any settlement or compromise of such Third Party Claim. Notwithstanding the foregoing, the Indemnified Person will have the right to settle or compromise any such Third Party Claim without such Consent; provided that in such event the Indemnified Person shall waive any right to indemnification with respect to such Third Party Claim unless such Consent is unreasonably withheld, conditioned, or delayed.

(b) If the Indemnifying Person is controlling the defense of such Third Party Claim, the Indemnifying Person shall obtain the prior written Consent of the Indemnified Person before entering into any settlement or compromise of such Third Party Claim unless (i) such settlement or compromise involves only payment of money damages, (ii) all such money damages will be the responsibility of, and paid in full by, the Indemnifying Person, (iii) such settlement or compromise does not impose an injunction or other equitable relief on, and contains no admission of wrongdoing by, the Indemnified Person, and (iv) such settlement or compromise includes a complete and unconditional release of the Indemnified Person.

(c) Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Person, as the case may be, of any Third Party Claim in accordance with this Section 9.7 shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final Order had been entered by a court of competent jurisdiction in the amount of such settlement or compromise.

Section 9.8 Calculation of Losses. Notwithstanding anything to the contrary in this Agreement, the amount of any Losses suffered or incurred by any Indemnified Person shall be calculated after giving effect to any insurance proceeds actually received by the Indemnified Person with respect to such Losses from third party insurers, net of (i) all out-of-pocket costs and expenses relating to collection of such amounts from such insurers, (ii) any deductible associated therewith, and (iii) any increase in premiums resulting therefrom; provided, however, that the Indemnified Person shall use commercially reasonable efforts to recover such Losses from applicable third party insurers. For clarity, in no event shall any Indemnifying Person be liable to any Indemnified Person for any Losses in excess of the limitations set forth in this Agreement, including (with respect to Sellers in their role as the Indemnifying Person), the limitations set forth in Section 9.4(a)(ii) with respect to Losses arising out of Sellers’ indemnification obligations under Section 9.2(f) and Section 9.2(g).

Section 9.9 Consideration Adjustments. To the extent permitted by Law, any amounts payable under Section 9.2 or Section 9.3 shall be treated by Purchaser and Sellers as an adjustment to the Final Consideration for Tax purposes.

Section 9.10 No Right of Contribution. Sellers hereby irrevocably waive and release any right of contribution, subrogation, or indemnification against the Company with respect to any claim for indemnification for which Sellers are or become liable under this Agreement and any payment that Sellers are or become obligated to make to any Purchaser Indemnified Party pursuant to this ARTICLE IX.

Section 9.11 Exclusive Remedy. From and after the Closing, except in the case of fraud, intentional misrepresentation, or intentional or willful breach, the sole and exclusive Liability of the Parties under or in connection with this Agreement and the Transactions, and the sole and exclusive remedy of the Indemnified Persons with respect to any of the foregoing, shall be as set forth in this ARTICLE IX and in Section 2.3 and Section 10.15.

Section 9.12 Release of Holdback Shares. Within two (2) Business Days following the date that is eighteen (18) months from the Closing Date, Purchaser shall distribute the remaining portion of the Holdback Shares, if any, to Sellers; provided that if, on or prior to such date any Purchaser Indemnified Party has delivered a Claim Notice to any Indemnifying Person for which there has not been a Final Determination or with respect to which any amounts payable are then outstanding, an amount sufficient to pay such claim or amount outstanding shall be withheld by Purchaser from such distribution until such time as such claim has a Final Determination or such amount outstanding has been satisfied.

Section 9.13 Right of Set Off. Notwithstanding anything herein to the contrary, Purchaser shall have the right, but not the obligation, to set off an amount up to the Cap, in whole or in part, against any obligation or payment it owes to Sellers pursuant to this Agreement and the Related Agreements.

ARTICLE X
MISCELLANEOUS

Section 10.1 Expenses. Except as provided herein, each Party shall bear its own fees and expenses with respect to this Agreement and the Transactions. For the avoidance of doubt, Sellers shall bear the cost of any and all of its Transaction Expenses.

Section 10.2 IPO. Sellers understand and acknowledge that (a) there is no firm commitment, binding agreement, promise or other assurance of any kind, whether express or implied, and whether oral or written, that the Registration Statement will become effective or that the IPO pursuant the Registration Statement will occur at a particular price or within a particular range of prices or occur at all, and (b) neither Parent, Purchaser nor any of their officers, directors, agents or representatives, nor any underwriters, will have any liability to any Seller or the Company for any failure of the Registration Statement to become effective or any failure of the IPO to occur at a particular price or within a particular range of prices or to occur at all.

Section 10.3 Amendments. The Parties may amend, modify, or supplement this Agreement only by a written agreement signed by all Parties.

Section 10.4 Notices. Any notice, request, instruction, or other communication to be given under this Agreement by a Party shall be in writing and shall be deemed to have been given to the other Party (a) when delivered, if delivered in person or by overnight delivery service (charges prepaid), (b) when sent, if sent via email, provided that no undeliverable message is received by the sender, or (c) when received, if sent by registered or certified mail, return receipt requested, in each case to the address, or email address of such Party set forth below and marked to the attention of the designated individual:

(i)	If to Purchaser, and following the Closing, the Company, to:

Ross Berner

Attention: Ross Berner and Mark McKinney

Email:

with a copy (which shall not constitute notice) to:

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

Attention: Eddie Best and Esther Chang
Email: ebest@mayerbrown.com and echang@mayerbrown.com

(ii)	If to Sellers and prior to Closing, the Company, to:

Mr. Leo Munoz

Email:

with a copy (which shall not constitute notice) to:

Mandelbaum Barrett PC
3 Becker Farm Road, Suite 105
Roseland, New Jersey 07068
Attention: Barry M. Schwartz, Esq.
Email: bschwartz@mblawfirm.com

And to:

Mr. Ramon Munoz

Email:

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
500 Campus Drive, Suite 400
Florham Park, New Jersey 07932-0677
Attn: Diane Reynolds, Esq.
Email: Diane.Reynolds@gtlaw.com

or to such other individual or address, or email address as a Party may designate for itself by notice given in accordance with this Section 10.4.

Section 10.5 Waivers. No failure or delay by a Party in enforcing any of such Party’s rights under this Agreement shall be deemed to be a waiver of such rights. No single or partial exercise of a Party’s rights shall be deemed to preclude any other or further exercise of such Party’s rights under this Agreement. No waiver of any of a Party’s rights under this Agreement shall be effective unless it is in writing and signed by such Party.

Section 10.6 Assignment. Neither Party may, by operation of law or otherwise, assign this Agreement or any of such Party’s rights or obligations under this Agreement without the written Consent of the other Party, except that Purchaser may, without the Consent of Sellers, assign any of its rights under this Agreement to any Affiliate of Purchaser, but no such assignment shall relieve Purchaser of any of its obligations under this Agreement.

Section 10.7 No Third Party Beneficiaries. Except as provided in ARTICLE IX (with respect to Indemnified Persons), nothing in this Agreement, express or implied, is intended to or will confer on any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.8 Further Assurances. On and after the Closing Date, upon the request of either Party, the other Party shall execute and deliver such assignments and other instruments as may be reasonably requested by the requesting Party in order to evidence and effectuate the Transactions.

Section 10.9 Severability. If any provision of this Agreement is declared invalid, illegal, or unenforceable, (a) all other provisions of this Agreement shall remain in full force and effect and (b) the Parties shall negotiate in good faith to amend or modify this Agreement to replace such invalid, illegal, or unenforceable provision with a valid, legal, and enforceable provision giving effect to the Parties’ intent to the maximum extent permitted by Law.

Section 10.10 Entire Agreement. This Agreement (including the Schedules), the Related Agreements, and the Confidentiality Agreement contain the entire agreement between the Parties and supersede all prior agreements, arrangements, and understandings, written or oral, between the Parties relating to the subject matter of this Agreement, the Related Agreements, and the Confidentiality Agreement.

Section 10.11 No Strict Construction. The Parties have each participated in the negotiation and drafting of the terms of this Agreement. The Parties agree that any rule of legal interpretation to the effect that any ambiguity is to be resolved against the drafting party shall not apply in interpreting this Agreement.

Section 10.12 Governing Law. This Agreement, and all claims or causes of action that are based on, arise out of, or relate to this Agreement, will be governed by and construed in accordance with the Laws of the State of Delaware without regard to its conflicts of law rules and any other Law that would cause the application of the Laws (including the statute of limitations) of any jurisdiction other than the State of Delaware.

Section 10.13 Jurisdiction, Service, and Venue. Except with respect to the resolution of Unresolved Adjustments in accordance with Section 2.3, each Party agrees: (a) to submit to the exclusive jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (and only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, any Delaware State court sitting in New Castle County, unless the federal courts have exclusive jurisdiction, in which case the federal courts located in New Castle County in the State of Delaware (such courts, including appellate courts therefrom, the “Specified Courts”) for any Proceeding arising out of or relating to this Agreement or the Transactions; (b) to commence any Proceeding arising out of or relating to this Agreement or the Transactions only in the Specified Courts; (c) that service of any process, summons, notice, or document by U.S. registered mail to the address of such Party set forth in Section 10.4 will be effective service of process for any Proceeding brought against such Party in any of the Specified Courts; (d) to waive any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement or the Transactions in the Specified Courts; and (e) to waive and not to plead or claim that any such Proceeding brought in any of the Specified Courts has been brought in an inconvenient forum.

Section 10.14 WAIVER OF TRIAL BY JURY. EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.14.

Section 10.15 Equitable Relief. Each Party acknowledges that (a) money damages would be an insufficient remedy for any actual or threatened breach of this Agreement by such Party (including any breach or threatened breach of the covenants contained in Section 6.4), (b) any such breach would cause the other Party irreparable harm, and (c) in addition to any other remedies available at law or in equity, the other Party will be entitled to seek equitable relief by way of injunction, specific performance, or otherwise, without posting any bond or other undertaking, for any actual or threatened breach of this Agreement by such Party (including any breach or threatened breach of the covenants contained in Section 6.4).

Section 10.16 Privileged Communications. Greenberg Traurig LLP represents Ray, in his capacity as a Seller, personally in this Transaction. Mandelbaum Barrett PC represents the Company and Leo, in his capacity as a Seller, personally in this Transaction. Together, Greenberg Traurig and Mandelbaum Barrett PC constitute “Counsel” representing the Company and/or each Seller in connection with this Agreement, the Related Agreements and the consummation of the Transactions (the “Transaction Engagement”). Notwithstanding the Transaction Engagement, Sellers agree that (a) all communications in any form or format whatsoever between or among Counsel, on the one hand, and the Company or any of its directors, officers, employees, agents, or advisors, on the other hand, that relate in any way to the Transaction Engagement (collectively, the “Privileged Communications”) will be deemed to be attorney-client privileged communications that belong to Sellers, (b) Counsel shall have no duty whatsoever to reveal or disclose any such Privileged Communications, or any of its files relating to the Transaction Engagement, to the Company, any of their respective Affiliates, or any of their respective Representatives by reason of any attorney-client relationship between Counsel and Sellers or otherwise, and (c) following the Closing, the Company shall have the right to assert an attorney-client privilege with respect to Privileged Communications pertaining to the Company with the Company’s post-closing counsel. Notwithstanding anything set forth in the foregoing provisions of this Section 10.16 to the contrary, if after the Closing a dispute arises between Sellers or any of their Affiliates, on the one hand, and a third party, other than the Company or any of its Affiliates, on the other hand, Sellers may assert the attorney-client privilege to prevent disclosure of Privileged Communications to such third party; provided, however, that Sellers may not waive such privilege with respect to any Privileged Communications pertaining to the Company without the written Consent of Purchaser or the Company.

Section 10.17 No Waiver of Privilege; Protection from Disclosure or Use. Nothing in this Agreement shall be deemed to be a waiver of any attorney-client privilege, work product protection, or other protection from disclosure or use. The Parties have undertaken reasonable efforts to prevent the disclosure of any information that may be confidential, subject to a claim of privilege, or otherwise protected from disclosure or use but, notwithstanding such efforts, the consummation of the Transactions could result in the inadvertent disclosure of such information. The Parties agree that any such inadvertent disclosure of information that may be confidential, subject to a claim of privilege, or otherwise protected from disclosure or use shall not constitute a waiver of or otherwise prejudice any claim of confidentiality, privilege, or protection from disclosure, and further agree to use reasonable best efforts to return any inadvertently disclosed information to the disclosing Party promptly upon becoming aware of its existence. Promptly following the return of any inadvertently disclosed information, the Party returning such information shall destroy any and all copies, summaries, descriptions, or notes of such inadvertently disclosed information, including electronic versions thereof, and all portions of larger documents or communications that contain such copies, summaries, descriptions, or notes.

Section 10.18 Counterparts. This Agreement may be executed in counterparts (including using any electronic signatures), and such counterparts may be delivered in electronic format, including by email or other transmission method.

Section 10.19 Other Definitional Provisions and Interpretation; Schedules. The meaning assigned to each term defined in this Agreement shall be equally applicable to both the singular and the plural forms of such term. The use of “including” or “include” will in all cases mean “including, without limitation” or “include, without limitation,” respectively. The use of “or” is not intended to be exclusive unless expressly indicated otherwise. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable Contract, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any Contract (including this Agreement), document, or instrument shall mean such Contract, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement. Any document, list, or other item shall be deemed to have been “provided” to Purchaser for all purposes of this Agreement if a correct copy of such document, list, or other item was posted in the Data Room at least two (2) Business Days prior to the date of this Agreement. Any information disclosed in any Schedule shall be deemed to be disclosed for purposes of any other Schedule to which such disclosure is relevant, but only to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is relevant to such other Schedule.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

PURCHASER:

PROFICIENT AUTO LOGISTICS, INC.

By:	/s/ Ross Berner
Name:	Ross Berner
Title:	President

[Signature Page to Tribeca Contribution Agreement]

SELLERS:

LEONEL MUNOZ

By:	/s/ Leonel Munoz
Name:	Leonel Munoz

RAMON MUNOZ

By:	/s/ Ramon Munoz
Name:	Ramon Munoz

COMPANY:

TRIBECA TRUCK LEASING LLC

By:	/s/ Leonel Munoz
Name:	Leonel Munoz
Title:	President

[Signature Page to Tribeca Contribution Agreement]

ANNEX I

DEFINITIONS

Definitions. The following terms shall have the following meanings for purposes of this Agreement:

“Accounting Firm” has the meaning set forth in Section 2.3(c).

“Accounts Payable” means all accounts payable, trade payables, and other similar payables, and any accrued and unpaid penalties, fees, or other amounts owing related to any of the foregoing. For the avoidance of doubt, Accounts Payable shall not include any Indebtedness.

“Accounts Receivable” means accounts receivable (billed only), trade receivables, and other similar receivables.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is under common control with, or is controlled by such specified Person. The term “control” (including its correlative meanings “under common control with” and “controlled by”) as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities or partnership or other interests, by contract, or otherwise, including Tribeca Automotive.

“Agreement” means this Contribution Agreement, including all Exhibits and Schedules.

“Basket” has the meaning set forth in Section 9.4(a).

“Benefit Plan” means (a) any “employee welfare benefit plan” or “employee pension benefit plan” (as those terms are defined in Sections 3(1) and 3(2), respectively, of ERISA), other than a “multiemployer plan” (as defined in Section 3(37) of ERISA); (b) any retirement or deferred compensation plan, incentive compensation plan, stock plan, retention plan or agreement, unemployment compensation plan, vacation pay, change in control, severance pay, bonus or benefit arrangement, insurance or hospitalization program, flexible benefit plan, cafeteria plan, dependent care plan or any fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an employee benefit plan (as defined in Section 3(3) of ERISA); or (c) any employment agreement or consulting agreement; in each case, that is maintained or sponsored by the Company, or with respect to which the Company participates, is a party, has a commitment to create, or has any liability (actual or contingent), including by way of an ERISA Affiliate.

“Book-Entry Shares” means shares of a corporation, which, immediately prior to the Closing, are not represented by stock certificates, but are represented in book-entry form.

“Business” has the meaning set forth in the preliminary statements to this Agreement.

“Business Data” has the meaning set forth in Section 3.11(b).

“Business Day” means any day of the year other than (a) any Saturday or Sunday or (b) any other day on which banks located in New York, New York are authorized or required to be closed for business.

“Business Intellectual Property” means any and all Intellectual Property either (a) owned or purported to be owned by the Company or (b) owned or purported to be owned by Sellers and used in or held for use by the Business.

“Business IT Systems” has the meaning set forth in Section 3.11(a).

“Business Records” means all customer lists, supplier lists, product price lists, sales records, purchasing materials and records product specifications, advertising or promotional materials and sales literature, engineering data, maintenance schedules, operating and production records (including quality control records and manufacturing procedures), financial and accounting records, research and development files, service and warranty records, and other books and records, in each case, relating to or generated by the Company or any Seller or used or generated in connection with the Business.

“Cap” has the meaning set forth in Section 9.4(a).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136).

“Cash” means cash and cash equivalents (including marketable securities, mutual fund accounts, commercial paper, and the like), but excluding (i) cash required to collateralize any letters of credit, surety bonds, performance bonds, or other similar instruments; and (ii) cash subject to legal or other restrictions on transfer.

“Claim Notice” has the meaning set forth in Section 9.5(a).

“Class Action Litigation” means that certain litigation matter entitled Roberts et al. v. Tribeca Automotive, Inc., Leonel Munoz, Ramon Munoz, ABC Corp., & Jane and John Does, Essex County (New Jersey) Docket No. ESX-L-5298-16.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Date Cash” means the aggregate amount of Cash of the Company and Tribeca Automotive as of 11:59 p.m., Central Time, on the calendar day immediately preceding the Closing Date, calculated in accordance with Modified GAAP, consistently applied, as set forth in the Initial Closing Statement, subject to adjustment per Section 2.3.

“Closing Date Indebtedness” means the aggregate amount of Indebtedness of the Company and Tribeca Automotive as of the opening of business on the Closing Date calculated in accordance with Modified GAAP, consistently applied, excluding Equipment and Truck Indebtedness incurred between July 1, 2023 and the Closing Date.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Combination Agreements” has the meaning set forth in the preliminary statements to this Agreement.

“Combination Transactions” has the meaning set forth in the preliminary statements to this Agreement.

“Combined Business” has the meaning set forth in the preliminary statements to this Agreement.

“Combined Consideration” has the meaning set forth in the preliminary statements to this Agreement.

“Combining Companies” has the meaning set forth in the preliminary statements to this Agreement.

“Company” has the meaning set forth in the preamble to this Agreement.

“Competing Transaction” has the meaning set forth in Section 5.7.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated as of January 30, 2023, by and among Ross Berner, Mark McKinney, Ian Adelson and Tribeca Automotive.

“Consent” means a consent, authorization, or approval of, or a filing, notification, or registration with, a Person.

“Consideration” has the meaning set forth in Section 2.1.

“Contract” means any contract, agreement, lease, license, sales order, purchase order, indenture, mortgage, note, bond, guaranty, or other arrangement, whether written or oral.

“Contributed Membership Interests” has the meaning set forth in the preliminary statements to this Agreement.

“Counsel” has the meaning set forth in Section 10.16.

“Data Room” means the virtual data room, having the name “Project Jaguar,” established by the Underwriters in connection with the Transactions.

“Dollars” or numbers preceded by the symbol “$” mean amounts in United States Dollars.

“Employee Misclassification Cost” means any unpaid wages and Losses arising from the potential misclassification of employees as exempt from the overtime regulations under the Fair Labor Standards Act or the potential misclassification of independent contractors for purposes of all Laws, including Laws with respect to employee benefits, and the reclassification of such employees.

“Employees” means those individuals employed by the Company.

“Enforceability Limitations” means limitations on enforcement and other remedies imposed by or arising under or in connection with applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other similar Laws relating to or affecting creditors’ rights generally from time to time in effect or general principles of equity (including concepts of materiality, reasonableness, good faith, and fair dealing with respect to those jurisdictions that recognize such concepts).

“Environmental Law(s)” means any applicable Laws (including common law) concerning the protection of human health or the environment (including air, surface water, groundwater, sediment, land, surface or subsurface strata, and natural resources), including Laws (a) imposing Liability in connection with cleanup, investigation or remediation relative to any Release, (b) relating to exposure to Hazardous Substances and protection of worker health and safety, and (c) otherwise relating to the environmental aspects of the manufacture, processing, distribution, use, treatment, storage, disposal, emission, transport, or handling of Hazardous Substances.

“Environmental Permit” means any Permit required by or issued pursuant to any Environmental Law.

“Equipment” means all leasehold improvements, machinery, equipment, spare parts, furniture, fixtures, office equipment, supplies, maintenance equipment and supplies, materials, and other items of tangible personal property of any type or kind used, held for use or useful in the conduct of the Business, (but not including any inventory or Trucks and Business IT Systems).

“Equipment and Truck Indebtedness” means Indebtedness, (a) incurred, guaranteed or cross-collateralized by the Company or Tribeca Automotive pursuant to any Equipment Lease or any Truck Lease, and (b) incurred pursuant to owner operator deposits or installment payments on Trucks received by the Company or Tribeca Automotive.

“Equipment Lease” means a Contract for the lease of Equipment or for the purchase of Equipment under a conditional sales or title retention agreement.

“Equity Interests” means (a) shares of capital stock, limited liability company membership interests, partnership interests, or other equity interests of an entity, as applicable, and (b) any options, warrants, or other securities exercisable for or convertible into any of the securities described in clause (a).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any Person, any corporation, trade, or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Sections 414 of the Code.

“Escrow Agent” means the Escrow Agent as defined in the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into, by and among Purchaser, each Seller, and the Escrow Agent at the Closing.

“Estimated Closing Statement” has the meaning set forth in Section 2.2.

“Estimated Consideration” has the meaning set forth in Section 2.2.

“Fair Market Value” means (i) if publicly traded, the closing price of the Purchaser Common Stock for the Business Day immediately preceding the date an indemnification claim is paid by Sellers under and pursuant to ARTICLE IX; and (ii) if not publicly traded, the fair market value of the Purchaser Common Stock as of such date (based on what a willing and informed buyer would pay a willing and informed seller, and without minority or lack of marketability discount) as reasonably determined by the Board of Directors of Purchaser and consented to by Seller, with Seller’s consent not to be unreasonably withheld, conditioned or delayed.

“Family” means, with respect to any natural person, any spouse and former spouses, descendants (whether natural or adopted), ancestors, siblings, aunts or uncles of such individual, or any custodian of a custodianship for and on behalf of any of the foregoing.

“Final Consideration” means the Consideration, as the same becomes final and binding pursuant to Section 2.3.

“Final Determination” has the meaning set forth in Section 9.5(b).

“Financial Statements” has the meaning set forth in Section 3.7(a).

“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization ), Section 3.2 (Authorization), Section 3.3 (Ownership of the Shares), Section 3.4 (Title to Assets; Sufficiency of Assets), Section 3.5 (Capitalization), Section 3.7(d) (Indebtedness), Section 3.23 (Related Party Transactions), Section 3.25 (Brokers), Section 4.1 (Organization; Authorization of Purchaser) and Section 4.4 (Brokers).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any federal, state, provincial, local, foreign, or supra-national government or other political subdivision thereof or any entity, body, authority, agency, commission, court, tribunal, or judicial body exercising executive, legislative, judicial, regulatory, arbitral, taxing or administrative law functions, including quasi-governmental entities established to perform such functions.

“Hazardous Substance” means any material, chemical, substance, pollutant, contaminant or waste that is regulated or subject to standards of conduct, or that may give rise to Liability, under any Environmental Law.

“Holdback Shares” means, subject to Section 2.4 regarding fractional shares of Purchaser Common Stock, if the IPO Share Price is (i) equal to or greater than $14.00 per share but equal to or less than $16.00 per share, then in such case, an amount of shares of Purchaser Common Stock equal to the quotient of dividing $900,000 by the IPO Share Price, (ii) less than $14.00 per share, then 64,285 shares of Purchaser Common Stock (which assumes an IPO Share Price of $14.00 per share), and (iii) greater than $16.00 per share, then 56,250 shares of Purchaser Common Stock (which assumes an IPO Share Price of $16.00 per share).

“Inbound IP License” has the meaning set forth in Section 3.10(b).

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, loans, or advances, (b) all indebtedness for the deferred purchase price of properties, assets, or services (including all earn-out obligations), (c) all obligations evidenced by notes, bonds, debentures, or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement, (e) all obligations under leases that have been or should be, in accordance with Modified GAAP, recorded as capital leases, (f) all reimbursement, payment, or similar obligations, contingent or otherwise, under any banker’s acceptance, letter of credit, or similar facility, (g) all obligations under surety bonds and performance bonds, (h) all obligations under any interest rate, currency, or other derivative, hedging, swap, or similar instrument, and (i) all Liabilities of any other Person described above that such Person has, directly or indirectly, guaranteed or assumed, or that is otherwise its legal obligation. The amount of such Person’s Indebtedness shall include the aggregate principal amount thereof, all accrued and unpaid interest thereon, and any premiums or penalties, including any prepayment penalties, relating thereto.

“Indemnified Person” means the Person or Persons entitled to indemnification under ARTICLE IX.

“Indemnified Taxes” means liabilities for any and all Taxes (or the non-payment thereof) (a) of Sellers or any of Sellers’ Affiliates, (b) of the Company with respect to the Pre-Closing Tax Period, (c) that are Transfer Taxes, and (d) of any Person imposed on the Company with respect to or arising from the Pre-Closing Tax Period pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign Law, or as a transferee or successor, by Contract, by Law, or otherwise.

“Indemnifying Person” means the Person or Persons obligated to provide indemnification under ARTICLE IX.

“Initial Closing Statement” has the meaning set forth in Section 2.3(a).

“Insurance Policies” has the meaning set forth in Section 3.24.

“Intellectual Property” means intellectual property in all forms arising under the Laws of any jurisdiction, including, but not limited to, all (a) patents and pending patent applications, including provisionals, continuations, divisionals, continuations-in-part, reissues, or reexaminations thereof, (b) trademarks, service marks, trade names, service names, trade dress, and Internet domain names, together with the goodwill exclusively associated with any of the foregoing, and all applications, registrations and renewals thereof, (c) copyrights and works of authorship (and any applications for registration of the same), (d) trade secrets, inventions (whether or not patentable), discoveries, formulae, practices, processes, procedures, ideas, specifications, engineering data, databases, and data collections, and (e) Software.

“Interim Balance Sheet” has the meaning set forth in Section 3.7(a).

“IPO” has the meaning set forth in the preliminary statements to this Agreement.

“IPO Share Price” means the price to the public reflected in the prospectus of Purchaser relating to the IPO that was declared effective with the SEC pursuant to Rule 424(b) under the Securities Act.

“IRS” means the United States Internal Revenue Service.

“Landlord Litigation” means that certain litigation entitled Route 130 Truck Plaza, Inc. v. Tribeca Automotive, Inc. (Burlington County Docket No. BUR-L-126-23) for which is mediation is currently scheduled.

“Law(s)” means any law, statute, regulation, ordinance, rule, code, requirement, or rule of law (including common law) enacted, promulgated, issued, released, or imposed by any Governmental Authority.

“Leo” has the meaning set forth in the preamble to this Agreement.

“Liability” means any debt, liability, commitment, or obligation of any nature, whether pecuniary or not, asserted or unasserted, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined, determinable, incurred or consequential, known or unknown, and whether due or to become due, including those arising under any Contract, Law, or Order.

“Lien” means any lien, mortgage, pledge, security interest, imperfection of title, encroachment, lease, license, easement, right-of-way, covenant, condition, restriction, adverse claim, or other encumbrance.

“Lock-Up Agreement(s)” means the lock-up agreements entered into by and among Purchaser and each Seller as of the date hereof.

“Losses” means any and all losses, claims, damages, costs, expenses (including reasonable attorneys’, consultants’, experts’, and other professional advisors’ fees and expenses), penalties, judgment amounts, interest, amounts paid in settlement, Taxes, Liabilities, and other charges, including costs of mitigation, damages for lost profits, damages based on diminution in value, and consequential damages, in each case, whether or not arising out of a Third Party Claim, but excluding any special (other than consequential), indirect and punitive damages, except to the extent such special, indirect or punitive damages are paid to a third party in connection with a Third Party Claim.

“Material Adverse Effect” means any event, change, or occurrence that, individually or in the aggregate with any other events, changes, or occurrences, has or would reasonably be expected to have a material adverse effect on the business, assets, Liabilities, condition (financial or otherwise), or results of operations of the Company (on a short-term or long-term basis), taken as a whole, excluding any event, change, or occurrence resulting from: (a) effects generally affecting the industries or segments thereof in which the Company operates; (b) general business, economic, or political conditions (or changes therein); (c) any outbreak or escalation of hostilities or declared or undeclared acts of war, sabotage, terrorist attack, or any other act of terrorism; (d) any failure by the Company to meet budgets, plans, projections, or forecasts (whether internal or otherwise) for any period (it being understood that the underlying cause of the failure to meet such budgets, plans, projections, or forecasts shall be taken into account in determining whether a Material Adverse Effect has occurred or could occur); (e) changes in Law or interpretation thereof or Modified GAAP or interpretation thereof; or (f) events attributable to the announcement of the execution of this Agreement or any Related Agreement, the announcement of the Transactions, or the consummation of the Transactions; provided, however, that any event, change, or occurrence resulting from the matters referred to in clauses (a), (b), (c), and (e) above shall be excluded only to the extent such matters do not disproportionately impact the Company as compared to other Persons operating in same industry.

“Material Contracts” has the meaning set forth in Section 3.12.

“Modified GAAP” means United States generally accepted accounting principles as in effect from time to time; provided, however, that GAAP requirements may not be met with respect to: (a) analysis of allowances for doubtful accounts; (b) leases and lease accounting; and (c) new revenue standards to the extent not implemented by the Company.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Notice of Acceptance” has the meaning set forth in Section 2.3(b)(i).

“Notice of Disagreement” has the meaning set forth in Section 2.3(b)(ii).

“Off-the-Shelf Software” has the meaning set for in Section 3.10(b).

“Order” means any order, judgment, decree, injunction, stipulation, settlement, or consent order of or with any Governmental Authority.

“Ordinary Course of Business” with respect to any action taken by a Person, shall mean an action taken by such Person in the ordinary course of business, consistent with past practices.

“Organizational Documents” means the certificate or articles of incorporation, certificate of formation, bylaws, limited liability company agreement, or other governing documents of an entity, as applicable, in each case as amended.

“Outbound IP License” has the meaning set forth in Section 3.10(b).

“Outside Date” has the meaning set forth in Section 8.1(b).

“Party” and “Parties” have the meanings set forth in the preamble to this Agreement.

“Permit” means any permit, license, approval, or other authorization required to be obtained by any Governmental Authority.

“Permitted Liens” means: (a) Liens for or in respect of Taxes or other governmental charges that are not yet due and payable or that are being contested in good faith by appropriate proceedings and, in each case, for which an appropriate reserve has been established in accordance with GAAP; (b) workers’, mechanics’, materialmen’s, repairmen’s, suppliers’, carriers’, tenants’, or similar Liens arising in the Ordinary Course of Business or by operation of law with respect to obligations that are not yet due and payable; (c) all covenants, conditions, restrictions (including any zoning, entitlement, conservation, restriction, and other land use and environmental regulations by Governmental Authorities), easements, charges, rights-of-way, and other Liens of record that, individually or in the aggregate, do not materially impair the use or occupancy of the real property affected thereby; (d) all other Liens on tangible personal property that, individually or in the aggregate, do not materially impair the value of the property subject to such Liens or the use of such property in the Business; and (e) with respect to the Contributed Membership Interests, restrictions on transfer imposed under applicable securities Laws.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, Governmental Authority, or other legal entity.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such taxable period that begins before and ends on the Closing Date.

“Privileged Communications” has the meaning set forth in Section 10.16.

“Proceeding” means an action, suit, arbitration, proceeding, audit, hearing, examination, investigation, or other litigation (whether civil, criminal, administrative, investigative, or informal) by or before any Governmental Authority.

“Proposed Adjustments” has the meaning set forth in Section 2.3(b)(ii).

“Purchase Agreement” means that certain Stock Purchase Agreement by and among Purchaser, PAL Stock Acquiror, Inc., a Delaware corporation, Sellers and Tribeca Automotive.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Common Stock” has the meaning set forth in the preliminary statements to this Agreement.

“Purchaser Indemnified Party” has the meaning set forth in Section 9.2.

“Purchaser’s Knowledge” or any similar expression with regard to the knowledge or awareness of, or receipt of notice by, Purchaser means the actual knowledge of Ross Berner or Mark McKinney, in each case after due inquiry, including consulting with appropriate employees responsible for the relevant subject matter.

“Ray” has the meaning set forth in the preamble to this Agreement.

“Real Property Lease” has the meaning set forth in Section 3.9(b).

“Registration Rights Agreement” means the Registration Rights Agreement in the form attached as Exhibit A.

“Registration Statement” has the meaning set forth in the preliminary statements to this Agreement.

“Related Agreement” means any Contract that is to be entered into at the Closing or otherwise pursuant to this Agreement on or prior to the Closing Date, including, the Stock Purchase Agreement, Lock-Up Agreement, Escrow Agreement and the Registration Rights Agreement. The Related Agreements executed by a specified Person shall be referred to as “such Person’s Related Agreements,” “its Related Agreements,” or other similar expression.

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, leaching, escaping, dumping, disposing, injection, deposit or discharge of any Hazardous Substance in, onto or through the environment.

“Releasor” has the meaning set forth in Section 6.5.

“Remedial Action” means any action under any Environmental Law to (a) investigate, clean up, remediate, remove, respond to, treat or in any other way address a Release, or a threat of Release, including the performance of required studies, investigations, restoration or monitoring or (b) assess or restore the environment or natural resources to address any effects of a Release.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, managers, employees, agents, representatives, insurance providers, and advisors.

“SEC” has the meaning set forth in the preliminary statements to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Indemnified Party” has the meaning set forth in Section 9.3.

“Sellers’ Knowledge” or any similar expression with regard to the knowledge or awareness of, or receipt of notice by, Sellers mean the actual knowledge of Leo, Ray, and Tom Kiernan, in each case after due inquiry, including consulting with appropriate employees responsible for the relevant subject matter.

“Share Conversion Price” has the meaning set forth in Section 2.1(a).

“Software” means: (a) computer programs, including software implementation of algorithms, models and methodologies, whether in source-code, object-code, or human readable or other form, including firmware, operating systems, and specifications; (b) database software that is accessed using computer programs; (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, and icons used in source code or applications; and (d) documentation, including programmer notes, user manuals, and training materials, relating to such computer programs.

“Specified Courts” has the meaning set forth in Section 10.13.

“Straddle Period” means a taxable period that begins before the Closing Date and ends after the Closing Date.

“Subsidiary” of any Person means (a) any corporation, limited liability company, joint venture, trust, or other legal entity, an amount of the voting Equity Interests of which sufficient to elect at least a majority of the board of directors, board of managers, or other governing body of such corporation, limited liability company, joint venture, trust, or other legal entity is owned or controlled, directly or indirectly, by such Person or one or more other Subsidiaries of such Person or a combination thereof or (b) any partnership of which such Person or another Subsidiary of such Person is the general partner.

“Tax” or “Taxes” means all taxes and similar charges, fees, duties, levies, or other assessments (including income, gross receipts, net proceeds, ad valorem, withholding, turnover, real or personal property (tangible and intangible), occupation, customs, import and export, sales, use, franchise, excise, goods and services, value added, stamp, user, transfer, registration, recording, fuel, profit, excess profits, occupational, interest equalization, windfall profits, severance, payroll, unemployment, social security, premium, escheat, unclaimed property, digital services, alternative or add-on minimum, estimated, environmental or other taxes and similar charges, fees, duties, levies, or other assessments) that are imposed by any Governmental Authority, in each case including any interest, penalties, or additions to tax attributable thereto (or attributable to the nonpayment thereof).

“Tax Return(s)” means any report, return, document or other information or filing required to be supplied to a Governmental Authority or other Person in connection with any Taxes.

“Third Party Claim” has the meaning set forth in Section 9.6(a).

“Transaction Engagement” has the meaning set forth in Section 10.16.

“Transaction Expenses” means (a) all fees and expenses incurred or payable by any Seller and/or the Company for the benefit of Sellers in connection with this Agreement and the Transactions, including all fees and expenses of any investment bankers, attorneys, accountants, consultants, experts, or other professionals engaged by or on behalf of the Company and any Seller in connection with this Agreement and the Transactions, (b) all transaction bonuses, retention payments, change-of-control payments, severance, and other amounts payable to any employee of the Company in connection with this Agreement and the Transactions, including the employer portion of any related payroll taxes, and (c) all fees and expenses incurred or payable by any Seller and/or the Company for the benefit of Sellers up until the Closing Date arising out of or in connection with the Class Action Litigation and the Landlord Litigation, in the case of each of clauses (a), (b) and (c) to the extent not paid prior to the Closing.

“Transactions” means the transactions contemplated under this Agreement and the other Related Agreements.

“Transfer Taxes” means any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the Transactions.

“Tribeca Automotive” means Tribeca Automotive Inc., a New Jersey corporation.

“Truck Lease” means a Contract for the lease of a Truck or for the purchase of a Truck under a conditional sales or title retention agreement.

“Trucks” means automobiles, trucks, trailers, tractors and other vehicles and transportation equipment used, held for use or useful in the conduct of the Business.

“Underwriters” means William Blair & Company L.L.C., Stifel, Nicolaus & Company and Raymond James & Associates, Inc.

“Unresolved Adjustments” has the meaning set forth in Section 2.3(c).

Schedule 1.3(c)

Payments by Purchaser

(see attached)

EXHIBIT A

Form of Registration Rights Agreement

(see attached)